Exhibit B

Final Version

SECURITIES PURCHASE AGREEMENT

Securities Purchase Agreement (this “Agreement”), dated as of November 6, 2017, by and between Cyren Ltd., a company formed under the laws of the State of Israel, company number 520044181 (the “Company”) and WP XII Investments BV, a private company with limited liability, incorporated under the laws of the Netherlands (the “Investor”).

Whereas	the Company wishes to sell to the Investor, and the Investor wishes to purchase from the Company, on the terms and subject to the conditions set forth in this Agreement 10,595,521 newly issued Ordinary Shares (as defined below) (the “Acquired Shares”); and

Whereas	the Investor will, promptly following the Closing, commence a “Special Tender Offer” (as defined in the Companies Law) (the “Tender Offer”) in accordance with the terms set forth herein and the Board has resolved (subject to the terms and conditions of this Agreement) to recommend to the shareholders of the Company to accept such Tender Offer; and

Whereas	The Company has agreed to provide the Investor with certain registration rights for the resale of any Ordinary Shares it owns under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Rights Agreement in the form attached hereto as Exhibit A (the “Registration Rights Agreement”); and

Whereas	the sale of the Acquired Shares by the Company to the Investor will be effected in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the SEC (as defined below) under Section 4(a)(2) of the Securities Act.

Now therefore, the Company and the Investor hereby agree as follows:

1. Definitions.

1.1 Certain Definitions. When used herein, the following terms shall have the respective meanings indicated:

(a) “409A Plan” has the meaning specified in Section 3.11(g) hereof.

(b) “Acceptable Confidentiality Agreement” has the meaning specified in Section 5.3(a) hereof.

(c) “Acquired Shares” has the meaning specified in the recitals to this Agreement.

(d) “Acquisition Proposal” shall mean any written offer or proposal (other than an offer or proposal by the Investor or its Affiliates), relating to any Acquisition Transaction.

(e) “Acquisition Transaction” shall mean any transaction or series of related transactions involving: (i) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction in which any member of the Company Group is a constituent corporation, and (A) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class of voting securities of the Company (or any successor thereto); (B) in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions do not retain, immediately after such transaction or series of related transactions, as a result of securities of the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or the surviving or resulting Person of such transaction or series of transaction (or if the Company or such surviving or resulting Person is a wholly-owned subsidiary immediately following such acquisition, its parent); or (C) in which the Company (or any successor thereto) issues securities representing 15% or more of the outstanding securities of any class of voting securities of the Company (or any successor thereto); (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets (including for this purpose the outstanding equity securities of the Company’s Subsidiaries) of the Company Group (but other than in the ordinary course of business consistent with past practice); or (iii) any liquidation or dissolution of any member of the Company Group, to the extent that such liquidation or dissolution shall have the effect of the Company Group, directly or indirectly, liquidating or otherwise disposing of 15% or more of the consolidated net revenues, consolidated net income or consolidated assets (including for this purpose the outstanding equity securities of the Company’s Subsidiaries) of the Company Group.

(f) “Adverse Recommendation Change” has the meaning specified in Section 5.3(d).

(g) “Affiliate” (and words of similar import) shall mean as set forth in Rule 405 promulgated under the Securities Act.

(h) “Agreement” has the meaning specified in the preamble to this Agreement.

(i) “Anti-Corruption Laws” has the meaning specified in Section 3.16(b) hereof.

(j) “Antitrust Laws” shall mean all federal, state, provincial and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Governmental Requirements that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(k) “Appointment Requirements” means, with respect to any Investor Director, (i) that such Investor Director has provided to the Company such information as required to be provided under Governmental Requirements by all directors of a company organized under the laws of Israel and listed on the TASE and NASDAQ, (ii) that such Investor Director has provided to the Company such additional information reasonably required by the Company to be provided by all directors for the purpose of a person’s nomination as a director of the Company, (iii) that such Investor Director has not been involved in any of the events enumerated in Item 401(f) of Regulation S-K (as in effect on the date of appointment) under the Securities Act (to the extent material to his or her ability or integrity to serve as a director) during the time frame contemplated therein, except, to the extent not prohibited by any Governmental Requirements then applicable, as may be approved by the Board of Directors (such approval not to be unreasonably withheld, conditioned or delayed), (iv) that such Investor is not subject to any order or judgment by a Governmental Authority or any other Governmental Requirement prohibiting service as a director of any public company organized under the laws of Israel or listed on the TASE and NASDAQ; provided, that if any Investor Director is not an employee at a level of Vice President or above of Warburg Pincus LLC or its Affiliates, such Investor Director shall be subject to the approval of the Board of Directors (such approval not to be unreasonably withheld, conditioned or delayed).

(l) “Board” or “Board of Directors” means the Company’s board of directors.

(m) “Board Recommendation” has the meaning specified in Section 3.4(b) hereof.

(n) “Business” means the consolidated business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries taken as a whole.

(o) “Business Day” shall mean each day that is not a Friday, Saturday, Sunday or holiday on which banking institutions located in New York, New York or Tel Aviv, Israel are obligated by law or executive order to close.

(p) “CBA” has the meaning set forth in Section 3.11(f) hereof.

(q) “CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the U.S. Tax Code.

(r) “Charter Documents” has the meaning specified in Section 3.1 hereof.

(s) “Closing” has the meaning specified in Section 2.2 hereof.

(t) “Closing Date” has the meaning specified in Section 2.2 hereof.

(u) “Committee” means any committee of the Board of Directors.

(v) “Companies Law” means the Israeli Companies Law – 1999 and the regulations promulgated thereunder, in each case as amended from time to time.

(w) “Company” has the meaning specified in the preamble to this Agreement.

(x) “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(y) “Company Employee Plan” shall mean any plan, program, policy, practice, custom, Contract, agreement (other than Employment Agreements) or other arrangement providing for compensation, severance, termination pay, retirement or pension benefits, deferred compensation, performance awards, shares or equity-related awards, fringe benefits or other benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, in each case sponsored, maintained, contributed or required to be contributed to by any member of the Company Group or with respect to which any member of the Company Group has any current or contingent liability or obligation including employee benefit plans, as defined in Section 3(3) of ERISA.

(z) “Company Group” shall mean collectively, the Company and its Subsidiaries.

(aa) “Company Intellectual Property” has the meaning specified in Section 3.10(a) hereof.

(bb) “Company Software” has the meaning specified in Section 3.10(c) hereof.

(cc) “Company Source Code” shall mean any source code for any Intellectual Property of the Company that is Software and any proprietary or confidential information or algorithms related to such source code that are in human-readable form and any proprietary manufacturing or design files.

(dd) “Company Systems” has the meaning specified in Section 3.10(j) hereof.

(ee) “Confidentiality Agreement” means that certain Confidential Non-Disclosure Agreement dated February 2017 between Cyren, Inc. and Warburg Pincus LLC.

(ff) “Contract” shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.

(gg) “Convertible Notes” means those certain Convertible Notes dated March 27, 2017 between the Company and the Persons listed on Section 3.8(a)(viii) of the Disclosure Schedule.

(hh) “D&O Insurance” shall mean the Company’s Directors and Officers Insurance policy as it may be in effect from time to time.

(ii) “Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, security, or security breach notification requirements: (i) the Company’s and its Subsidiaries’ own rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) Governmental Requirements, (iii) industry standards applicable to the industry in which the Company or any of its Subsidiaries operates (including the Payment Card Industry Data Security Standard (PCI DSS). if applicable), and (iv) Contracts into which the Company or any of its Subsidiaries has entered or by which it is otherwise bound.

(jj) “Deemed ARC” shall have the meaning set forth in Section 5.3(e).

(kk) “Deemed Breach” shall have the meaning set forth in Section 5.3(a).

(ll) “Disclosure Schedule” shall have the meaning set forth in Section 3 hereof.

(mm) “Disqualification Event” has the meaning specified in Section 3.21.

(nn) “Employee” means any current employee, consultant or employee director of any member of the Company Group.

(oo) “Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, collective agreement or arrangement or other Contract between any member of the Company Group and any Employee.

(pp) “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

(qq) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(rr) “Execution Date” means the date of this Agreement.

(ss) “Export Approvals” has the meaning specified in Section 3.17 hereof.

(tt) “Final Tender Offer Date” shall mean the earlier of (i) the date the Tender Offer is finally expired or terminated (whichever occurs earlier), or (ii) the second (2nd) Business Day following the sixty (60) day anniversary of the commencement of the Tender Offer, provided, however, that (x) if the Tender Offer is not commenced for any reason on or prior to the fourteenth (14th) calendar day after the Execution Date, (other than primarily as a result of any Governmental Requirements or request by any Governmental Authority) the Final Tender Offer Date shall be deemed to occur on the fifteenth (15th) calendar day after the Execution Date, or (y) if the Tender Offer is not commenced on or prior to the thirtieth (30th) calendar day after the Execution Date primarily as a result of any Governmental Requirements or request by any Governmental Authority, the Final Tender Offer Date shall be deemed to occur on the thirty-first (31st) calendar day after the Execution Date.

(uu) “GAAP” means U.S. generally accepted accounting principles, applied on a consistent basis.

(vv) “General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Governmental Requirements affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(ww) “Governmental Authority” means any national, supranational, U.S. or non-U.S. federal, state, provincial, municipal or local governmental or quasi-governmental agency, bureau, commission or authority, any political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any taxing authority and any stock exchange, securities market or self-regulatory organization or any arbitral body of competent jurisdiction (public or private).

(xx) “Governmental Grants” has the meaning specified in Section 3.10(g) hereof.

(yy) “Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, restriction, judgment, decree, injunction, franchise, license or other directive or requirement of any U.S. or non-U.S. federal, state, county, municipal, local, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them.

(zz) “Insurance Policies” has the meaning specified in Section 3.15 hereof.

(aaa) “Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in Software or otherwise, architecture, documentation, designs, files, records, databases and data, (ii) inventions (whether or not patentable), unpublished patent applications discoveries, improvements, and technologies, proprietary and confidential information, trade secrets and know how (including methods, methodologies, processes, designs, techniques, protocols, formulae, algorithms, compositions, industrial models, layouts, patterns, devices, programs, drawings, plans, specifications, ideas, research and development, customer and supplier lists, pricing and cost information, and financial, business and marketing information, plans and proposals), databases, data compilations and collections and technical data (collectively, “Trade Secrets”), (iii) logos, designs, slogans, trade names, trade dress, trademarks, service marks, and other indicia of origin, together with all goodwill associated with any of the foregoing (vi) domain names, web addresses, social media identifiers and sites, (v) tools, methods and processes, (vi) Software, and (vii) any and all instantiations of the foregoing in any form and embodied in any media.

(bbb) “Intellectual Property Rights” shall mean all worldwide, whether common law or statutory intellectual property or proprietary rights, including those in all (i) patents and patent applications; (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights; (iii) the protection of trade and industrial secrets and other confidential information; (iv) licenses, right of use and other proprietary rights relating to Intellectual Property; (v) trademarks, trade names and service marks, registrations and applications for registration therefor, and all goodwill associated with any of the foregoing; (vi) analogous rights to those set forth above, and (vii) divisions, divisionals, continuations, continuations-in-part, revisions, reexaminations, renewals, re-issuances, reissues and extensions of the foregoing (as applicable).

(ccc) “Initial Investor Directors” has the meaning specified in Section 5.2(a) hereof.

(ddd) “Interested Party” has the meaning specified in the Israeli Securities Law.

(eee) “Intervening Event” means any change, effect, event, occurrence, state of facts or development that materially affects the Business, results of operations, cash flows, assets, liabilities or condition (financial or otherwise) of the Company Group, taken as a whole, disproportionately relative to other similar participants in the industry in which the Company Group operates and that (a) was not known to, or reasonably foreseeable by, the Board or the executive officers of the Company, or the material consequences of which were not known or reasonably foreseeable by the Board or the executive officers of the Company, in each case as of the date of the Board Recommendation, (b) becomes known to, or reasonably foreseeable by the Board or the executive officers of the Company after the date of the Board Recommendation and prior to the Final Tender Offer Date and (c) does not relate to (i) any Acquisition Transaction or Acquisition Proposal, (ii) general changes or developments in economic or political conditions or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (ii) any change, effect, event, occurrence, state of facts or development arising out of the ordinary course of business, (iii) the public announcement or pendency of the Tender Offer or any other transaction contemplated by this Agreement, (iv) the identity of the Investor or any of its Affiliates, or its or their plans for the Company, (v) any change, effect, event, occurrence, state of facts or development relating to any product or service of the Company or any of its Subsidiaries, (vi) changes in political conditions in Israel, the United States or any specific country or region in the world where the Company or any of its Subsidiaries has operations, or any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement in Israel, the United States or any specific country or region in the world where the Company or any of its Subsidiaries has operations, (vii) changes in GAAP or any other applicable accounting standards, or the interpretation thereof, (viii) the fact that the Company meets or exceeds internal or published projections, forecasts or revenue or earning predictions for any period, including analyst expectations or projections, forecasts or predictions (provided, that, in the case of this clause (viii), the facts and circumstances underlying any such success, to the extent not otherwise excluded from this definition of Intervening Event, may be taken into account in determining whether an Intervening Event has occurred), or (ix) any increase or other change in the market price or trading volume of the Ordinary Shares (provided, that, in the case of this clause (ix), the facts and circumstances underlying any such increase or change, to the extent not otherwise excluded from this definition of Intervening Event, may be taken into account in determining whether an Intervening Event has occurred).

(fff) “Investor” has the meaning specified in the preamble to this Agreement.

(ggg) “Investor Directors” has the meaning specified in Section 5.2(a) hereof.

(hhh) “Investor Party” has the meaning specified in Section 5.8 hereof.

(iii) “ISA” shall mean the Israeli Securities Authority.

(jjj) “Israeli Employees” has the meaning specified in Section 3.11(e) hereof.

(kkk) “Israeli Securities Law” shall mean the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder, as amended.

(lll) “Issuer Covered Person” has the meaning specified in Section 3.21.

(mmm) “knowledge” or “known” shall mean, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter by the executive officers of the Company (being each of the employees of the Company and its Subsidiaries listed under Item 6 of the Company’s Form 20-F or any of their successors).

(nnn) “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

(ooo) “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

(ppp) “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, Tax lien, financing statement, pledge, charge, or other lien, easement, encumbrance, preference, preemptive rights, right of first offer or refusal, option, transfer restriction (other than restrictions on transfer generally arising under U.S. and/or Israeli Governmental Requirements), priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

(qqq) “Material Adverse Effect” means any circumstance, development, effect, change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to be materially adverse to (x) the Business, results of operations, cash flows, assets, liabilities or condition (financial or otherwise) of the Company Group, taken as a whole or (y) the ability of the Company to consummate the transactions contemplated by this Agreement or the other Transaction Documents (as defined below), but shall not include changes, events or effects to the extent relating to or resulting from: (i) general changes or developments in economic or political conditions or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (ii) changes or developments in or affecting the industries in which the Company Group or any member thereof operate, including changes in law or regulation affecting such industries, (iii) the public announcement or pendency of the Tender Offer or any other transaction contemplated by this Agreement, (iv) the identity of the Investor or any of its Affiliates, or its or their plans for the Company, (v) compliance with the terms of, or the taking of any action required by, or the omission of any action prohibited by, this Agreement or expressly consented to in writing by the Investor, (vi) changes in political conditions in Israel, the United States or any specific country or region in the world where the Company or any of its Subsidiaries has operations, or any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement in Israel, the United States or any specific country or region in the world where the Company or any of its Subsidiaries has operations, (vii) changes in GAAP or any other applicable accounting standards, or the interpretation thereof, after the date hereof, (viii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, including analyst expectations or projections, forecasts or predictions (provided, that, in the case of this clause (viii), the facts and circumstances underlying any such failure, to the extent not otherwise excluded from this definition of Material Adverse Effect, may be taken into account in determining whether a Material Adverse Effect has occurred), or (ix) any decrease or decline in the market price or trading volume of the Ordinary Shares (provided, that, in the case of this clause (ix), the facts and circumstances underlying any such failure or decline, to the extent not otherwise excluded from this definition of Material Adverse Effect, may be taken into account in determining whether a Material Adverse Effect has occurred); provided, that with respect to the exceptions set forth in clauses (i), (ii), (vi) and (vii) above, such change, event or effect shall be taken into account in determining whether a Material Adverse Effect has occurred solely to the extent such change, event or effect materially and disproportionately affects or affected the Company Group relative to other similar participants in the industry in which the Company Group operates.

(rrr) “Material Contract” has the meaning specified in Section 3.8 hereof.

(sss) “Material Customer” has the meaning specified in Section 3.12 hereof.

(ttt) “Maximum Tender Offer Shares” shall mean such number of Ordinary Shares so that the holdings of the Investor immediately following the closing of the Tender Offer will not exceed 75% of the Company’s share capital as of October 31, 2017, assuming (x) conversion in full of the Convertible Notes after giving effect to the anti-dilution protections set forth therein resulting from the transactions contemplated by this Agreement and (y) the exercise of all vested and “in-the-money” Options (based on the Tender Offer PPS) (for the avoidance of doubt, not based on the treasury stock method).

(uuu) “Minimum Tender Offer Shares” shall mean such number of Ordinary Shares so that the holdings of the Investor immediately following the closing of the Tender Offer will exceed 26% of the Company’s share capital as of October 31, 2017, assuming (x) conversion in full of the Convertible Notes after giving effect to the anti-dilution protections set forth therein resulting from the transactions contemplated by this Agreement, (y) the exercise of all vested or unvested Options (whether or not “in the money”) (for the avoidance of doubt, not based on the treasury stock method) and (z) the exercise and conversion of all other securities, warrants and options granted or issued.

(vvv) “OCS” means the Israeli Innovation Authority and, as applicable, its predecessor, the Office of the Chief Scientist in the Ministry of Industry, Trade and Labor.

(www) “Offer Documents” has the meaning specified in Section 5.4(d) hereof.

(xxx) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or any securities convertible into Ordinary Shares.

(yyy) “Option Plans” shall mean each share option plan, program or arrangement of the Company Group, as amended from time to time.

(zzz) “Ordinance” has the meaning specified in Section 3.14(n) hereof.

(aaaa) “Ordinary Shares” shall mean ordinary shares of the Company, NIS 0.15 par value per share.

(bbbb) “Per Share Price” shall mean $1.85 per Ordinary Share, as adjusted for any dividend, stock split, reverse stock split, split-up or other distribution on Ordinary Shares.

(cccc) “Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith by appropriate proceedings for which adequate accruals or reserves have been established in the financial statements in accordance with GAAP, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, for amounts which are not due and payable, (iii) which is disclosed in the financial statements of the Company included in the most recent consolidated financial statements of the Company included in the SEC Documents as of the date hereof, or (iv) with respect to tangible property only, which was incurred in the ordinary course of business since the date of the most recent consolidated financial statements of the Company included in the SEC Documents and which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used.

(dddd) “Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

(eeee) “Personnel” has the meaning specified in Section 3.10(c) hereof.

(ffff) “PFIC” means a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Tax Code.

(gggg) “Purchase Price” means the number of Acquired Shares purchased by the Investor pursuant to this Agreement at the Closing multiplied by the Per Share Price.

(hhhh) “R&D Law” has the meaning specified in Section 2.3(b) hereof.

(iiii) “Registered Intellectual Property” has the meaning specified in Section 3.10(i) hereof.

(jjjj) “Registration Rights Agreement” has the meaning specified in the recitals to this Agreement.

(kkkk) “Regulation D” has the meaning specified in the recitals to this Agreement.

(llll) “Rule 144” means Rule 144 under the Securities Act or any successor provision.

(mmmm) “Schedule 14D-9” has the meaning specified in Section 5.4(e) hereof.

(nnnn) “Schedule TO” has the meaning specified in Section 5.4(d) hereof.

(oooo) “SEC” means the United States Securities and Exchange Commission.

(pppp) “SEC Documents” has the meaning specified in Section 3.6(b) hereof.

(qqqq) “Section 102” has the meaning specified in Section 3.14(n) hereof.

(rrrr) “Section 102 Plan” has the meaning specified in Section 3.14(n) hereof.

(ssss) “Securities Act” has the meaning specified in the recitals to this Agreement.

(tttt) “Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, firmware, systems, tools, interfaces, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, testing scripts, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals, training materials and functional specifications or similar documentation relating to any of the foregoing.

(uuuu) “Subsidiary” shall mean, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or of other Persons performing similar functions, of such other Person is directly or indirectly owned or controlled by such Person, by one or more of such Person’s Subsidiaries (as defined in the preceding sentence) or by such Person and any one or more of such Person’s Subsidiaries.

(vvvv) “Superior Proposal” means an Acquisition Proposal (with references to 15% in the definition of “Acquisition Transaction” being deemed to be replaced with references to 50%) that is not withdrawn and that did not result from or arise in connection with a breach of Section 5.3 made by a third party that the Board determines in good faith, after consultation with a financial advisor of nationally or internationally recognized reputation and the Company’s outside legal counsel, (A) to be reasonably likely to be consummated (without material modification of its terms), if accepted, and (B) is more favorable from a financial point of view to the Company’s shareholders than the Tender Offer (after taking into account and/or giving effect to any adjustments or modifications offered or proposed by Investor or their representatives), in each case, after taking into account the legal, financial (including any break-up fees and expense reimbursement and the form of consideration), regulatory and other aspects of such Acquisition Proposal (including the availability of financing and potential shareholder litigation), the conditionality of and contingencies related to such Acquisition Proposal, the expected timing and risk of completion, the identity of such third party and such other factors as the Board considers to be appropriate; provided, however, that an Acquisition Proposal that contemplates a price per Ordinary Share that is less than 5% greater than the Tender Offer PPS then in effect shall not be considered a Superior Proposal.

(wwww) “TASE” shall mean the Tel Aviv Stock Exchange.

(xxxx) “Tax” shall mean: all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including gross receipts, income, profits, sales, use and occupation and franchise, environmental, customs duty, share capital, severances, stamp, payroll, social security, national health insurance, employment, unemployment, disability, use, property, withholding, escheat, unclaimed property, excise, production and value added taxes, together with all interest, linkage for inflation, indexation penalties and other penalties and additions imposed with respect to (or in lieu of) such amounts and any interest in respect of such penalties and additions.

(yyyy) “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed or actually filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

(zzzz) “Tender Offer” has the meaning specified in the recitals to this Agreement.

(aaaaa) “Tender Offer PPS” shall mean $2.50 per Ordinary Share (or such higher price, as determined in the sole discretion of the Investor), as adjusted for any dividend, stock split, reverse stock split, split-up or other distribution on Ordinary Shares.

(bbbbb) “Tender Offer Regulations” shall mean the Securities Regulations (Tender Offer), 5760 – 2000, as amended.

(ccccc) “Termination Date” has the meaning specified in Section 7.1(b) hereof.

(ddddd) “Threshold” has the meaning specified in Section 5.2(b) hereof.

(eeeee) “Trade Controls” has the meaning specified in Section 3.17 hereof.

(fffff) “Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement and all other agreements, documents and other instruments executed and delivered by or on behalf of the Company at or prior to the Closing.

(ggggg) “Transfer Agent Instruction Letter” means an irrevocable instruction letter by the Company to the Company’s transfer agent instructing it to issue certificates representing the Acquired Shares to the Investor.

(hhhhh) “U.S. Tax Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder.

1.2 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof’, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such shall not mean simply “if.” The word “or” shall not be exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that any agreement or contract listed on the Disclosure Schedule must indicate whether such agreement or contract has been amended, modified or supplemented. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. This Agreement shall not be construed against any party more or less strictly for its participation, or lack thereof, in the drafting hereof. Any action required to be taken under this Agreement on a day that is not a Business Day may be taken by the end of the next succeeding Business Day. References to the “transactions contemplated hereby” the “transactions contemplated by this Agreement” or expressions of similar import shall not be deemed to include the Tender Offer.

2. Purchase and Sale of Acquired Shares.

2.1 Upon the terms and subject to the satisfaction or waiver of the conditions set forth herein, the Company shall sell, issue and allot to the Investor and the Investor shall purchase and receive from the Company the Acquired Shares, free and clear of all Liens (other than any transfer restrictions under applicable securities laws and the Company’s Charter Documents). Immediately following the Closing, the Acquired Shares shall constitute 19.9% of the issued and outstanding share capital of the Company (assuming conversion in full of the Convertible Notes after giving effect to the anti-dilution protections set forth therein resulting from the transactions contemplated by this Agreement).

2.2 The date on which the closing of the purchase and sale of the Acquired Shares pursuant to the terms of this Agreement occurs (the “Closing”) is hereinafter referred to as the “Closing Date”. The Closing will occur at the offices of Meitar Liquornik Geva Leshem Tal, 16 Abba Hillel Rd., Ramat Gan, Israel, promptly (but in no event later than the second Business Day) following the satisfaction or waiver of the conditions to the Closing set forth in Section 6 hereof or such other date and time as may be agreed by the Company and the Investor.

2.3 Transactions at Closing. At the Closing, the following transactions and actions shall be taken, and all such transactions and actions shall be deemed to take place simultaneously, and no transaction or action shall be deemed to have been completed or taken and no document or instrument shall be deemed delivered, until all such transactions and actions have been completed and taken and all required documents and instruments delivered.

(a) the Investor shall transfer the Purchase Price to the Company by wire transfer of immediately available funds to the Company’s bank account the details of which are set forth in Exhibit B attached hereto;

(b) the Investor shall deliver to the Company an undertaking to the OCS, with respect to the observance by the Investor, as a shareholder of the Company, of the requirements of the Israeli Encouragement of Research and Development in Industry Law, 5744 – 1984 (the “R&D Law”);

(c) the Investor shall deliver a certificate, signed by two Managing Directors of the Investor, certifying that the conditions specified in Sections 6.2(a) and 6.2(b) have been fulfilled as of the Closing, it being understood that the Company may rely on such certificate as though it were a representation and warranty of the Investor made herein;

(d) the Investor shall deliver a certificate, signed by two Managing Directors of the Investor, attaching (i) the Articles of Association of the Investor, and (ii) resolutions passed by its board of directors, board of managers or other governing organ of the Investor to authorize the transactions contemplated hereby and by the other Transaction Documents, and certifying that such documents are true and complete copies of the originals and that such resolutions have not been amended or superseded, it being understood that the Company may rely on such certificate as a representation and warranty of the Investor made herein;

(e) the Company shall deliver a certificate, signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying that the conditions specified in Sections 6.1(a) through 6.1(c) have been fulfilled as of the Closing, it being understood that the Investor may rely on such certificate as though it were a representation and warranty of the Company made herein;

(f) the Company shall deliver a certificate, signed by the Secretary or an Assistant Secretary of the Company, attaching (i) the memorandum of association and articles of association of the Company, and (ii) resolutions passed by its Board of Directors to authorize the transactions contemplated hereby and by the other Transaction Documents, and certifying that such documents are true and complete copies of the originals and that such resolutions have not been amended or superseded, it being understood that the Investor may rely on such certificate as a representation and warranty of the Company made herein;

(g) the Company shall execute and deliver to the Investor the Registration Rights Agreement;

(h) the Investor shall execute and deliver to the Company the Registration Rights Agreement;

(i) the Company shall deliver a written opinion from legal counsel to the Company addressed to the Investor, in the form reasonably satisfactory to the Investor;

(j) Intentionally Omitted

(k) the Company shall deliver the Transfer Agent Instruction Letter to the Company’s transfer agent;

(l) the Company shall deliver a copy of the Notice of Listing of Additional Shares in respect of the Acquired Shares duly submitted to NASDAQ; and

(m) the Company shall deliver a copy of the notice to be filed with the OCS in connection with the issuance of the Acquired Shares.

3. Representations and Warranties of the Company.

Except (i) for the disclosures set forth in the disclosure schedule delivered to the Investor on the date hereof (the “Disclosure Schedule”) (each of which disclosures shall clearly indicate and shall only apply to the Section and, if applicable, the Subsection of this Section 3 to which it specifically relates (and shall also apply to any other representation or warranty set forth in this Section 3 but only to the extent the relevance to other representations and warranties is reasonably apparent on the face of such disclosure), and (ii) as otherwise disclosed or incorporated by reference in the Form 20-F or Company’s other reports and forms filed with or furnished to the SEC under the Exchange Act after December 31, 2014 and at least two (2) Business Days prior to the date hereof, but other than any such disclosures (x) contained under the captions “Risk Factors” or “Forward Looking Statements” or (y) that are predictive, cautionary, forward looking in nature (it being acknowledged and agreed that this exclusion shall not apply to any representations or warranties set forth in Sections 3.1, 3.2, 3.4, 3.5, and 3.22, except to the extent that such exclusion is explicitly provided for in such Sections), the Company hereby represents and warrants to the Investor as follows:

3.1 Organization of the Company. Each member of the Company Group is duly organized, validly existing and, to the extent that such jurisdiction recognizes the concept of good standing, in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority to own its properties and to carry on its business as currently conducted. The Company’s Memorandum of Association and Articles of Association, as filed prior to the date hereof as part of the SEC Documents (collectively, the “Charter Documents”), are in full force and effect. No member of the Company Group is in violation of any of the provisions of the Charter Documents or such other organizational documents, as the case may be. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect.

3.2 Company Capital Structure.

(a) The registered share capital of the Company is NIS 11,303,001 divided into seventy-five million three hundred fifty three thousand three hundred and forty (75,353,340) Ordinary Shares, of which 39,242,897 Ordinary Shares are issued and outstanding as of October 31, 2017. There are 1,122,650 Ordinary Shares that are dormant shares and no shares are held in treasury by any member of the Company Group. All outstanding Ordinary Shares, when issued, were duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by the Charter Documents of the Company or any agreement to which the Company is or was a party or by which it is or was otherwise bound. All outstanding Ordinary Shares and Options have been issued (i) in compliance with all applicable securities laws and other applicable Governmental

Requirements, and (ii) in compliance with all applicable requirements set forth in Contracts. There are no declared or accrued but unpaid dividends with respect to any Ordinary Shares. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of shares of the Company to which the Company is a party or by which it is bound, or of which the Company has knowledge. Except for the Transaction Documents and the Convertible Notes, there are no agreements relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any capital stock of the Company, and no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company, other than under the Registration Rights Agreement and the Convertible Notes.

(b) The Acquired Shares have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement, will be validly issued, fully paid, nonassessable, free and clear of all Liens (other than any transfer restrictions under applicable securities laws and the Company’s Charter Documents) and duly registered in the name of the Investor in the Company’s share register. On the Closing Date, the Company shall have reserved from its duly authorized share capital the maximum number of Ordinary Shares required for the issuance of the Acquired Shares. The Acquired Shares will have the rights, preferences, privileges and restrictions set forth in the Charter Documents. The execution and delivery by the Company of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby (including, for the avoidance of doubt, the Tender Offer) and thereby will not obligate the Company to issue any Ordinary Shares or other securities to any other Person (other than with respect to the Convertible Notes) and will not result in the adjustment of, or give rise to a right to adjust, the exercise, conversion, exchange or reset price or any other term of any outstanding security. Except as provided in Section 3.2(d) or disclosed pursuant thereto, the Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to receive or purchase any equity interest in the Company upon the occurrence of certain events.

(c) True, correct and complete copies of each Option Plan, and the forms of all Contracts and instruments relating to or issued under each Option Plan have been made available to the Investor, and there are no agreements, understandings or commitments to amend, modify or supplement such plans or Contracts. Except for the Option Plans attached or incorporated by reference as exhibits to the SEC Documents filed prior to the date hereof, no member of the Company Group has adopted, sponsored or maintained any stock option plan or any other plan, agreement or arrangement providing for equity compensation to any Person. The Company has reserved an aggregate amount of 10,381,094 Ordinary Shares for issuance under the Option Plans upon the exercise of Options, of which, as of October 31, 2017: (i) 3,333,918 Ordinary Shares are subject to vested, outstanding and unexercised Options, as of the date hereof; (ii) 3,316,124 Ordinary Shares are subject to unvested, outstanding, unexpired and unexercised Options; and (iii) 3,731,052 Ordinary Shares remain available for future issuance thereunder.

(d) Other than (x) as provided in Sections 3.2(a) and 3.2(c), (y) pursuant to the transactions contemplated by this Agreement and the Transaction Documents or (z) as disclosed in the SEC Documents, there are no (i) securities of any member of the Company Group authorized, convertible into or exchangeable for shares of capital stock or voting securities of such member of the Company Group, (ii) options, warrants, calls, rights, convertible securities or other rights to acquire from the member of the Company Group, and no obligation of the member of the Company Group, to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, now or in the future, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any member of the Company Group, and (iii) equity equivalents, phantom or notional equity interests, interests in the ownership, earnings or price per security of any member of the Company Group or other similar rights in the equity of any member of the Company Group. The execution, delivery and performance by the Company of this Agreement and any Transaction Document, and the consummation of the transactions contemplated hereby and thereby, will not result in or give rise to an obligation of the Company or its Subsidiaries to grant, extend, accelerate the vesting or payment of, change the price of, otherwise amend the terms of, any such options, warrants, calls, rights, convertible securities or other rights to acquire from the member of the Company Group.

(e) Other than the Convertible Notes, there are no bonds, debentures, notes or other indebtedness of any member of the Company Group (i) granting the holder thereof the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting share capital of the Company, are issued or outstanding as of the date hereof.

(f) No member of the Company Group has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any Person.

3.3 Subsidiaries. Section 3.3 of the Disclosure Schedule lists each of the Company’s Subsidiaries as of the date hereof, the jurisdiction of incorporation or formation of each such Subsidiary and record and beneficial owners of such capital stock for each Subsidiary of the Company. All outstanding shares of the capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and were issued in compliance with all applicable Governmental Requirements, and all such shares are owned by the Company, beneficially and of record, in each case, free and clear of all Liens (other than any transfer restrictions under applicable securities laws and the applicable Charter Documents of each Subsidiary). Neither the Company nor any of its Subsidiaries own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any Person (other than a member of the Company Group).

3.4 Authority.

(a) The Company has taken any and all action necessary under all applicable Governmental Requirements and the Charter Documents and has all requisite corporate power and authority to enter into and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated by this Agreement and the Transaction Documents. The execution and delivery of this Agreement and any Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Transaction Documents and the transactions contemplated hereby and thereby.

(b) The Board of Directors and its Audit Committee, by resolutions duly adopted at duly held meetings (and not thereafter modified or rescinded) by the vote of the Board of Directors of the Company and the Audit Committee, have (i) determined that it is in the best interests of the Company to enter into, deliver and perform this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby; (ii) approved and adopted this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby; and (iii) subject to Section 5.3(c), determined, based on among others, a fairness opinion received by the Board, to recommend that the shareholders accept the Tender Offer and tender their shares thereunder (the “Board Recommendation”).

(c) This Agreement has been, and each of the Transaction Documents will be as of their dates of execution, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to General Enforceability Exceptions.

3.5 No Conflict; Consents.

(a) Subject to compliance with the requirements and receipt of the approvals and consents set forth in Section 3.5 of the Disclosure Schedule, the execution, delivery and performance by the Company of this

Agreement and any Transaction Documents, and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under or require any consent, approval, authorization, permit, notice or filing pursuant to (i) any provision of the Charter Documents of the Company or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) any Governmental Requirement applicable to the Company or by which any of its material properties is bound or affected, (iii) any Material Contract or material Lease, or (iv) any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any member of the Company Group or any of its properties or assets. The execution and delivery by the Company of this Agreement, and any Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries other than Permitted Liens.

(b) Subject to compliance with the requirements and receipt of the approvals and consents set forth in Section 3.5 of the Disclosure Schedule, the consummation of an Acquisition Transaction (with references to 15% in the definition thereof being deemed to be replaced with references to 50%) will not (i) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under or require any consent, approval, authorization, permit, notice or filing pursuant to (A) any provision of the Charter Documents of the Company or the equivalent organizational documents of any of the Company’s Subsidiaries, (B) any Governmental Requirement applicable to the Company or by which any of its material properties is bound or affected, (C) any Material Contract, material Lease, Company Employee Plan, Employment Agreement, Insurance Policy or (D) any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any member of the Company Group or any of its properties or assets; (ii) result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries other than Permitted Liens; (iii) result in or give rise to an obligation of the Company or its Subsidiaries to grant, extend, accelerate the vesting or payment of, change the price of, otherwise amend the terms of, any options, warrants, calls, rights, convertible securities or other rights to acquire from the member of the Company Group; and (iv) impair in any material respect the right, title or interest of the Company or any of its Subsidiaries in or to the Company Intellectual Property or the Company Systems or result in any Company Intellectual Property or the Company Systems not being exclusively owned or available for use by the Company and its Subsidiaries on terms and conditions substantially similar to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property and the Company Systems immediately prior to the Closing.

3.6 SEC Documents; Financial Statements.

(a) The Company is a “foreign private issuer” (as such term is defined in the rules and regulations under the Securities Act and the Exchange Act). The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC, the ISA or TASE or any other stock exchange.

(b) The Company has filed with or furnished to the SEC, TASE and the ISA true and complete copies of all reports, schedules, forms, statements and other documents required to be filed with or furnished under the Securities Act, the Exchange Act and the Israeli Securities Law and the respective applicable rules and regulations thereof since January 1, 2015 (the “SEC Documents”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. Each of the SEC Documents (including the financial statements or schedules included therein) as of the respective date thereof (or, if amended or superseded by a filing or submission, as the case may be, prior to the Closing Date, then on the date of such filing or submission, as the case may be), do not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each SEC Document complied, as of the time of its filing or if amended as of the time of such amendment, in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Israeli Securities Law, as the case may be, and the respective applicable rules and regulations thereunder.

(c) The Company has made available to Investor correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2015 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. To the knowledge of the Company, as of the date hereof, none of the SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(d) As of their respective dates (or if amended prior to the date of this Agreement, as of the date of such amendment), the financial statements of the Company for the fiscal year ended December 31, 2015 and the fiscal year ended December 31, 2016 included in the SEC Documents, including any related notes thereto, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, fairly present, in all material respects, the consolidated financial position of the Company, as of the dates indicated therein and the consolidated results of its operations and cash flows for the periods therein specified, and are consistent with the books and records of the Company (which books and records are correct and complete).

(e) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) in compliance with Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder. The management of the Company has, in compliance with Rule 13a-15 under the Exchange Act, disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board (A) any significant deficiencies or material weakness in the design or operation of internal control over financial reporting which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in its internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f) Except (a) as reflected or reserved against the financial statements of the Company for the 12 month period ended December 31, 2016 (the “2016 Financial Statements”) (b) for liabilities incurred in connection with or as contemplated by this Agreement and the Transaction Documents, (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice following December 31, 2016 (which do not arise from a breach of Contract or violation of Governmental Requirements), (d) for liabilities or obligations that are not material to the Company and its Subsidiaries taken as a whole, (e) for liabilities that would not reasonably be expected to exceed $500,000, individually, or $3,000,000 in the aggregate, since the date of the 2016 Financials Statements through the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

(g) The Company is in compliance and has been in compliance since January 1, 2015, in each case, in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ and the TASE applicable to it.

3.7 Absence of Certain Changes. From and after December 31, 2016 and through the date hereof, (x) no Material Adverse Effect has occurred and (y) except as set forth in Section 3.7 of the Disclosure Schedule and/or in the SEC Documents, the Company and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice and neither the Company nor its Subsidiaries have:

(a) Suffered any loss to its property or incurred any material damage, award or judgment for injury to the property or business of others or for injury to any Person;

(b) Made any material increase in the rate of compensation, commission, bonus or other remuneration payable or benefits provided to any of its directors, officers, or key employees, other than in the ordinary course of business consistent with past practice;

(c) Incurred any indebtedness (other than the Convertible Notes) or any other kind of liabilities (contingent or otherwise), other than office leases (that are not treated as capital leases) and trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice;

(d) Sold, assigned, licensed, leased or transferred any material asset other than in the ordinary course of business consistent with past practice;

(e) Made any material change in its accounting methods, policies, practices or principles other than as required under GAAP, or made any change in any material election in respect of Taxes, adopted or materially changed any accounting method or accounting period in respect of Taxes, entered into any agreement or settlement of any claim or assessment in respect of Taxes, waived or surrendered any material Tax refund, extended or waived the limitation period applicable to any claim or assessment in respect of Taxes, or amended any Tax Return;

(f) Issued, pledged, encumbered, sold or disposed of any of its securities other than issuances of Ordinary Shares upon exercise of Options under the Option Plans;

(g) Declared, set aside, paid or made any dividend or other distribution with respect to any of its share capital, or otherwise redeemed, repurchased or acquired any share capital or other securities of the Company except for (i) the acquisition by the Company or any Subsidiary of equity awards in connection with the forfeiture of such awards and (ii) transactions between the Company and a Subsidiary;

(h) Subjected any of its assets or properties to any Lien or permitted any of its material assets or properties to be subjected to any Lien, in each case, other than Permitted Liens;

(i) Entered into any transaction with any affiliate, director, officer or shareholder (other than the payment of ordinary course compensation or issuance of securities pursuant to the Option Plan);

(j) Sold, assigned, transferred, abandoned, licensed, or otherwise disposed of, any Company Intellectual Property, other than (i) non-exclusive licenses granted to customers (including, for the avoidance of doubt, any OEMs, enterprise customers and channel partners) in the ordinary course of business consistent with past practice or (ii) abandonment of immaterial Company Intellectual Property that is not used by, or useful to, the Company;

(k) Purchased any real property or entered into any lease therefor (including any capitalized lease obligations) other than purchases or leases in the ordinary course of business consistent with past practice; or

(l) Entered into an agreement by any member of the Company Group to do any of the things described in the preceding sub-sections (other than transactions contemplated by this Agreement and the Transaction Documents).

3.8 Contracts.

(a) Except for Contracts specifically identified in Section 3.8 of the Disclosure Schedule (referring to the appropriate sub-section of this Section), no member of the Company Group is a party to, nor is it bound by, any of the following (each, a “Material Contract”):

(i) any Contract which the Company or any of its Subsidiaries is a party to or bound by that would be required to be filed by the Company as a “material contract” pursuant to item 10-C of the Form 20-F;

(ii) each Contract that involves performance of services, delivery or the sale of products, developmental, consulting or other services commitments by the Company or any of its Subsidiaries, and that (A) provided for payments to the Company or its Subsidiaries of $500,000 or more the year ended December 31, 2016, (B) is reasonably expected to provide for aggregate payments to the Company or its Subsidiaries between January 1, 2017 through December 31, 2017 of $500,000 or more or (C) is reasonably expected to provide for aggregate payments to the Company or its Subsidiaries between January 1, 2018 through December 31, 2018 of $500,000 or more;

(iii) each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, and that (A) provided for payments by the Company or its Subsidiaries of $300,000 or more in the Company’s four consecutive fiscal quarter periods ended December 31, 2016, (B) is reasonably expected to provide for aggregate payments by the Company or its Subsidiaries between January 1, 2017 through December 31, 2017 of $300,000, (C) is reasonably expected to provide for aggregate payments by the Company or its Subsidiaries between January 1, 2018 through December 31, 2018 of $300,000 or more or (D) is a “take or pay” Contract requiring a minimum payment by the Company or its Subsidiaries of at least $150,000, other than Contracts terminable by the Company or one of its Subsidiaries on no more than 90 days’ notice or in connection with an annual renewal or expiration pursuant to their terms without liability or financial obligation to the Company or any of its Subsidiaries;

(iv) each Contract that (A) grants any exclusive rights to any third party, including any exclusive license or supply or distribution agreement or other exclusive rights or which, pursuant to its terms, could have such effect after the Closing as a result of the consummation of the transactions contemplated hereby, (B) grants any rights of first refusal or rights of first negotiation with respect to any product, service or the Company’s Intellectual Property, (C) is a “requirements” Contract or (D) grants “most favored nation” rights, except in the case of each of clauses (A), (B), (C) and (D) for such rights and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(v) any Contract restricting any member of the Company Group from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market;

(vi) any Contract of guaranty, other than any Contract entered into in connection with the sale or license or manufacturing of products or services in the ordinary course of business consistent with past practice;

(vii) any Contract pursuant to which the Company or any of its Subsidiaries has in the last five years or will (A) dispose of or acquire (directly or indirectly) a material amount of assets other than in the ordinary course of business consistent with past practice, or (B) acquire any material interest in any other Person or other business enterprise;

(viii) each Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) or pursuant to which any Person has a Lien or right to place a Lien on any material assets of the Company Group other than Permitted Liens;

(ix) all settlement, resolution and similar Contracts involving payments by the Company in excess of $200,000 or any injunctive or similar equitable obligations of any Company Group entered into in the past three (3) years or with any ongoing obligations;

(x) any Contract for a joint venture, partnership or similar arrangement; and

(xi) any license agreements, development agreements, settlement agreements, coexistence agreements, and agreements containing covenants not to sue, in each case, relating to Company Intellectual Property (but excluding (i) licenses for commercially available, off-the-shelf software with a replacement cost or annual license, subscription, maintenance, and other fees of less than $100,000 in the aggregate, (ii) Personnel Intellectual Property assignment agreements entered into in the ordinary course of business consistent with past practice, and (iii) non-exclusive licenses granted to customers (including, for the avoidance of doubt, any OEMs, enterprise customers and channel partners) in the ordinary course of business consistent with past practice);

(b) All Material Contracts are valid, binding and are enforceable (subject to the General Enforceability Exceptions) against the Company or its Subsidiary, as applicable, and, to the knowledge of the Company, any other party thereto, and each is in full force and effect. Neither the Company nor its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, such Material Contracts. To the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

3.9 Properties and Assets.

(a) The Company and each Subsidiary owns and has good and marketable title and interest to, or has obtained valid and enforceable leases (subject to General Enforceability Exceptions) or otherwise rights to use, all the material properties and assets, real and personal described as owned by it in the consolidated financial statements included in the SEC Documents, or that are otherwise used in, required for, or necessary to the conduct of its respective business as currently conducted. The property and assets owned by the Company Group are free and clear of all Liens other than Permitted Liens. The Company and each Subsidiary hold their respective Leased Real Properties under valid and binding Leases. With respect to each of the Leases: (i) neither the Company or Subsidiary nor to the knowledge of the Company any other party to the Lease is in breach or default under such Lease, and to the knowledge of the Company no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (ii) except as set forth on Section 3.9 of the Disclosure Schedule, the Company or Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iii) the Company or Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein.

(b) The plant, property and equipment of each member of the Company Group that are used in the operations of their respective businesses are (i) in good operating condition and repair, regularly and properly maintained, subject to normal wear and tear, and (ii) not obsolete, or in need of renewal or replacement, except for obsolete, renewal or replacement in the ordinary course of business, consistent with past practice or as described in the SEC Documents.

(c) Neither the Company nor any of its Subsidiaries owns any real estate property.

3.10 Intellectual Property.

(a) One or more members of the Company Group exclusively owns all right, title and interest in and to, or has obtained valid and enforceable licenses or other rights to use, free and clear of all Liens other than Permitted Liens, all Intellectual Property and Intellectual Property Rights used or held for use in, or necessary for, the conduct of its respective business as currently conducted (such Intellectual Property and Intellectual Property Rights, the “Company Intellectual Property”). No member of the Company Group has received, since January 1, 2013, any written notice or claim (i) challenging or questioning the validity, use, ownership, patentability, registrability or enforceability of any Company Intellectual Property, (ii) indicating an intention on the part of any Person to bring a claim that any Company Intellectual Property is invalid, unpatentable, unregisterable, unenforceable or has been misused, or (iii) alleging that any member of the Company Group or the conduct of any of their businesses, infringed, misappropriated, or otherwise violated any third party rights, nor, to the knowledge of the Company, is there any basis for any of the foregoing in clauses (i) through (iii). Neither the Company nor any of its Subsidiaries has infringed, misappropriated, or otherwise violated since January 1, 2013, and the operation of their businesses as currently conducted does not infringe, misappropriate, or otherwise violate, any (x) patents of any third party, except as would not have a material adverse effect on the business of the Company Group, or (y) other Intellectual Property or Intellectual Property Rights of any third party. To the knowledge of the Company, there are no third parties who have any rights to any Company Intellectual Property that is owned by, or has been exclusively licensed to, the Company or each Subsidiary that would preclude the Company or any Subsidiary from conducting its business as currently conducted. The Company, the Company Intellectual Property is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use, assignment or ownership thereof.

(b) To the knowledge of the Company, no Person is, or was in the past three (3) years, infringing, misappropriating, or otherwise violating, and no Intellectual Property or Intellectual Property Right owned or used by any other Person is, or was in the past three (3) years, infringing, misappropriating, or otherwise violating, any Company Intellectual Property.

(c) Each existing and currently developed, manufactured or marketed Software product of the Company or any of its Subsidiaries (the “Company Software”) does not contain, or is not derived in any manner (in whole or in part) from, or developed with the assistance of, any Software that is distributed as free Software, open source Software or similar licensing or distribution models (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) in a manner that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software to be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge. All Company Software operates substantially in accordance with its documentation. The Company and its Subsidiaries possess all source code and other documentation and materials necessary to build, compile, assemble, package, operate, improve and maintain the Company Software. To the knowledge of the Company, there are no defects in any of the Company Software that would prevent the same from performing substantially in accordance with its user specifications. There are no viruses, “worms”, “time bombs”, “key-locks”, Trojan horses or similar disabling codes or programs in any of the Company Software, or any other codes or devices that could materially disrupt or interfere with the operation of the Company Software or equipment upon which the Company Software operates, or the integrity of the data, information or signals the Company Software produces, in a manner materially adverse to the Company, any of its Subsidiaries, or any customer, licensee or other Person.

(d) The Company Group has taken steps customary in the Company’s line of business to protect its rights in all Trade Secrets and all material confidential information and proprietary information. To the knowledge of the Company, no material Trade Secret of the Company Group has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company

Group’s proprietary interests in and to such Trade Secrets. Without limiting the generality of the foregoing, all employees of the Company Group and all representatives, agents and independent contractors of the Company Group who have contributed to or participated in the creation, conception, reduction to practice, or other development of the Company Intellectual Property (collectively, “Personnel”) in a material respect have executed and delivered to the Company a written proprietary information, confidentiality and assignment agreement, (i) restricting such Personnel’s right to disclose proprietary information of the Company, and (ii) according and assigning to the Company Group full, effective, exclusive and original ownership of all rights in any developed Intellectual Property and Intellectual Property Rights (without any further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property or Intellectual Property Rights).

(e) The transactions contemplated by this Agreement shall not impair in any material respect the right, title or interest of the Company or any of its Subsidiaries in or to the Company Intellectual Property and the Company Systems, and all Company Intellectual Property and the Company Systems shall be exclusively owned or available for use by the Company and its Subsidiaries immediately after the Closing on terms and conditions substantially similar to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property and the Company Systems immediately prior to the Closing.

(f) All Company Intellectual Property which has been developed, is currently being developed, or will be developed by any former or current Employee or contractor in the course of and in connection with his, her or its employment or engagement with the Company Group shall be the exclusive property of the Company Group. To the Company’s knowledge, it is not and will not become necessary in the conduct of the Company Group’s business to utilize any inventions of any of the Company’s present and former Employees made prior to their engagement with the Company Group, other than those that have been fully assigned to the Company Group.

(g) Other than as set forth in Section 3.10(g), there are no outstanding obligations or liabilities of the Company under any grants, incentives (including Tax incentives), funding, loan, support, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement, credit, offset or other benefit, relief or privilege programs from any Governmental Authority, including grants received from the OCS (collectively, the “Governmental Grants”), and all Governmental Grants received by the Company have been fully repaid for prior to the date hereof. In each application submitted by or on behalf of the Company in connection with any Governmental Grants, the Company has disclosed all information required by such application in a materially accurate and complete manner. The Company has duly fulfilled in all material respects all conditions, undertakings and other obligations relating to the Governmental Grants. To the knowledge of the Company, no event has occurred, and no circumstance or condition resulting from an action of the Company exists, that would reasonably be expected to give rise to any obligation to pay additional payments to any Governmental Authority in connection with any Governmental Grant other than as set forth in the R&D Law with respect to Governmental Grants received by the Company from the OCS. The Company has not received any written notice alleging the right, title or interest in any Company Intellectual Property from any academic institution, research center or Governmental Authority (or any Person working for or on behalf of any of the foregoing). No academic institution, research center or Governmental Authority (or any Person working for or on behalf of any of the foregoing) has, or will be entitled to have, any right, title or interest (including any “march in” or co-ownership rights) in or to any Company Intellectual Property (including any claim, contingent right or option to any of the foregoing). Other than as set forth in Section 3.10(g), no funding, Intellectual Property, Intellectual Property Rights, facilities, personnel or other resources of any Governmental Authority or university or other academic institution or research center or of any other Person has been used in connection with the conception, invention, reduction to practice, development or other creation of any Company Intellectual Property.

(h) No member of the Company Group, nor to the knowledge of the Company, any Person acting on its behalf, has disclosed delivered or licensed to any Person, or agreed to disclose, deliver or license to any Person any Company Source Code, other than pursuant to disclosure or delivery that is held in escrow and subject to customary release conditions, and no member of the Company Group has a duty or obligation (whether present, contingent, or otherwise) to do so. To the knowledge of the Company after reasonable inquiry, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) has resulted, or would reasonably be expected to result, in the disclosure or delivery by or on behalf of any member of the Company Group of any Company Source Code.

(i) Section 3.10(i) sets forth a true and complete list of all of the following owned by the Company or any of its Subsidiaries: (i) patents, registered trademarks, service marks and trade names, registered copyrights, Internet domain names, and all pending written applications for registration for any of the foregoing (collectively, “Registered Intellectual Property”), (ii) trade or business names and material unregistered trademarks, service marks and trade names, and (iii) proprietary Software. All of the Registered Intellectual Property that is used in the Company Group’s business or contemplated to be used by any member of the Company Group in the next 12 months (including all material Registered Intellectual Property) is subsisting, and, to the knowledge of the Company, in full force and effect, valid and enforceable.

(j) The computer systems, including the Software, hardware, networks, platforms and related systems, owned, leased or licensed by the Company and its Subsidiaries in the conduct of their respective businesses (collectively, the “Company Systems”) are sufficient in all material respects for the needs of their businesses as currently conducted, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. In the last twenty-four (24) months, there have been no material failures, breakdowns, continued substandard performance or other adverse events affecting any Company Systems that have caused the material disruption or interruption in or to the use of any Company Systems or the conduct of the businesses of the Company and its Subsidiaries. The Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, act in compliance therewith and have taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

(k) Since January 1, 2014, neither the Company nor any of its Subsidiaries has violated any applicable Data Security Requirements in any material respect, and the operation of their respective businesses complies in all material respects with all Data Security Requirements. Since January 1, 2014 no written notices have been received by the Company or any of its Subsidiaries, and no claims have been asserted or threatened in writing by any third party against the Company or any of its Subsidiaries, alleging any violation of any Data Security Requirements, and to the knowledge of the Company neither the Company nor any of its Subsidiaries has been subject to any investigations or audits by a Governmental Authority concerning any Data Security Requirements. To the knowledge of the Company after reasonable inquiry, since January 1, 2014 there have not been any incidents of security breaches to, or other unauthorized access to or use of, (i) any of the Company Systems (including with respect to any data or other information stored or contained therein or accessed, transmitted or processed thereby), or (ii) any data, trade secrets or other confidential information of the Company or any of its Subsidiaries, including all business information and all personally-identifying information and data of any Person.

3.11 Employee Matters and Benefit Plans.

(a) Section 3.11(a) of the Disclosure Schedule sets forth (i) a complete and correct list of each Employment Agreement for all Employees with annual compensation exceeding $250,000, and (ii) each material Company Employee Plan. Each member of the Company Group (x) is and for the past three (3) years has been in compliance in all material respects with applicable Governmental Requirements and contracts relating to employment and labor, including those Governmental Requirements relating to employment practices, wages, and hours, immigration (including the verification of I-9s for all United States-based employees and the proper confirmation of employee visas), employment discrimination, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Governmental Requirements), workers’ compensation, labor relations, employee leave issues, unemployment insurance, bonuses and other compensation matters and terms and conditions of employment related to its Employees, and (y) has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any material default or violation by any other party to each Company Employee Plan and Employment Agreement. Each Company Employee Plan and Employment Agreement has been established, maintained, funded and administered in all material respects in accordance with its terms and any applicable Governmental Requirements. All contributions, payments, premiums, and reimbursements with respect to any Company Employee Plan that have been required to have been made as of the Closing Date will have been timely made as of the Closing Date. There are no claims (other than routine claims for benefits and claims that are immaterial), audits, or proceedings pending or, to the Company Group’s knowledge, threatened by any Governmental Authority or other Person with respect to any Company Employee Plan or Employment Agreement and to the Company’s knowledge there are no investigations or inquiries pending or threatened with respect to any Company Employee Plan. There has been no prohibited transaction (as defined under ERISA or the U.S. Tax Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Employee Plan that would result in material liability to any member of the Company Group. No Company Employee Plan has unfunded liabilities (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), that as of the Closing, will not be offset by insurance or fully accrued.

(b) No Company Employee Plan is, and no member of the Company Group has within the past six (6) years maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, and no member of the Company Group otherwise has any current or contingent obligation or liability under or with respect to (i) any “multiemployer plan”, as defined in Section 3(37) of ERISA, (ii) any plan subject to Title IV of ERISA or Section 412 of the U.S. Tax Code, or (iii) any multiple employer plan (as defined in Section 413(c) of the U.S. Tax Code). Each Company Employee Plan intended to be qualified under Section 401(a) of the U.S. Tax Code is subject to a favorable determination, notification, advisory and/or opinion letter, as applicable, upon which the Company Group is entitled to rely under Internal Revenue Service pronouncements, that such plan is qualified under Section 401(a) of the U.S. Tax Code, and to the Company Group’s knowledge, there has been no event, condition or circumstance that has adversely affected or would reasonably be expected to adversely affect the qualification of such plan. No Company Employee Plan or Employment Agreement provides health benefits that are not fully insured through an insurance contract.

(c) No Company Employee Plan or Employment Agreement provides, and no member of the Company Group has any obligation to provide, post-termination life, health or other welfare benefits to any Person for any reason, except as may be required by Section 4980B of the U.S. Tax Code or similar state laws and for which the beneficiary pays the full cost. No member of the Company Group has any material liability (whether or not assessed) under Sections 4980D or 4980H of the Code.

(d) The Company Group has no material liability for: (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation to their current or former employees and independent contractors under applicable Governmental Requirements, or for any fines, Taxes, interest, or other penalties with respect thereto, and/or (ii) failure to make any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(e) Without limiting the foregoing sub-paragraphs, solely with respect to Employees who reside or work in Israel (“Israeli Employees”): (i) the Company is not a party to any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees (however certain provisions of collective bargaining agreements are applicable to Israeli Employees by virtue of expansion orders issued in accordance with relevant labor laws by the Israeli Ministry of Labor and Welfare, as detailed in the SEC Documents), the Company has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees, and the Company has not and is not subject to, and no Israeli Employee of the Company benefits from, any extension order, other than general extension orders which apply to all employees in Israel, (ii) the Company’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law have been satisfied or have been fully funded by contributions to appropriate insurance funds or accrued on the Company’s financial statements, other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice, (iii) all managers insurance policies, pension funds, disability insurance, health insurance, and education funds due to the Israeli Employees (where applicable according to their respective employment agreements) are fully funded by contributions to appropriate insurance funds or paid or accrued on the Company’s financial statements other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice, and (iv) all reserves for accumulated vacation days are accrued on the Company’s financial statements and all reserves for accumulated sick leave due are properly recorded.

(f) No work stoppage, labor strike, picketing, walkout, lockout, or other material labor dispute against or affecting the Company or any Subsidiary of the Company is pending, or to the knowledge of the Company, threatened, and no such disputes have occurred in the past three (3) years. There are no and have never been, to the knowledge of the Company, any activities or proceedings of any labor union to organize any employees of the Company Group. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any Subsidiary of the Company is presently, nor has it been, a party to, or bound by, any collective bargaining agreement or other Contract with any labor union, works council, other labor organization or group of employees (each a “CBA”) and no CBA is being negotiated by the Company or any Subsidiary of the Company. The Company Group has no notice or consultation obligations to any labor union, labor organization or works council, which is representing any Employee, in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement.

(g) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, liability, forgiveness of indebtedness, vesting, distribution, increase in benefits or compensation or obligation to fund benefits or compensation with respect to any Employee. Neither the Company nor any Subsidiary is a party to any Contract, Employment Agreement, Company Employee Plan, and/or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of U.S. Tax Code §280G (or any corresponding provision of state, local or foreign Tax laws), and neither the Company nor any Subsidiary has any indemnity or “gross up” obligation on or after the Closing Date for any Taxes imposed under Section 4999 or 409A of the U.S. Tax Code.

(h) Each “nonqualified deferred compensation plan” (as defined under Section 409A(d)(i) of the U.S. Tax Code and the regulations promulgated thereunder), under which the Company or any Subsidiary makes, or is obligated to make or promises to make payments or provide benefits (each a “409A Plan”) complies in all material respects in both form and operation with the requirements of Section 409A of the U.S. Tax Code and the regulations promulgated thereunder, and no payment or benefit under or with respect to any such 409A Plan to be made or provided thereunder has been or would reasonably be expected to be subject to interest, penalties or additional excise Tax under Section 409A of the U.S. Tax Code or the regulations promulgated thereunder.

(i) Since January 1, 2015, all U.S employees and Israeli Employees and all former U.S employees and former Israeli Employees of the Company Group have been properly classified as exempt or non-exempt and all independent contractors have been properly classified as such.

(j) To the knowledge of the Company, no Person is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to the Company or any of its Subsidiaries or (ii) with respect to any Person who is an employee or independent contractor of the Company or its Subsidiaries, to any third party with respect to such Person’s right to be employed or engaged by the Company or its Subsidiaries or to the knowledge or use of trade secrets or proprietary information. No employee who is at or above the level of Vice-President has advised the Company in writing that he or she intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

3.12 Material Customers. Since December 31, 2015, there has not been (i) any material adverse change in the relationship of any member of the Company Group with any customer that was among the fifteen largest costumers of the Company Group in the year 2016 or in the 9-months period ending on September 30, 2017 (each, a “Material Customer”), in terms of the amount of revenues, or (ii) except for changes in volumes or prices in the ordinary course of business consistent with past practice, any change in any material terms (including credit terms) of the agreements with any such Material Customer. During the past three years, no member of the Company Group has received any written customer complaint concerning the business, other than complaints made in the ordinary course of business that, individually or in the aggregate, have not been material. During any quarterly period in the past three years, the number of terminations (for any reason) of customer relationships, by the customers (regardless of the revenues generated from such customers) has not been material.

3.13 Litigation. Other than as listed in the SEC Documents, there is and in the past three (3) years there has been no material action, suit, claim, charge, injunction, decree, order, judgment, litigation, audit, mediation or arbitration, in each case before any Governmental Authority pending, or, to the knowledge of the Company, threatened, against any member of the Company Group, its properties (tangible or intangible) or to the Company’s knowledge any of its current or former Employees, members of management, officers and directors, in their capacities as such. To the Company’s knowledge, there is no investigation or inquiry pending or threatened, against any member of the Company Group, any of its properties (tangible or intangible) or any of its current or former Employees, members of management, officers and directors, in their capacity as such, by or before any Governmental Authority. The Company has not received any written notice from TASE or NASDAQ to the effect that the Company is not in compliance with the listing or maintenance requirements of such exchange or market which has not been since remedied to the satisfaction of such stock exchange or market. The Company has made available to the Investor correct and complete copies of all material documents under its possession or as per Investor’s request relating to the actions, suits, claims, litigations, investigations or other proceedings listed in Section 3.13 of the Disclosure Schedule and has made available to the Investor all material information relating thereto. As of the date of this Agreement, the Company Group is not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority except for those that would not reasonably be expected to be material to the Company Group, taken as a whole.

3.14 Taxes.

(a) Each member of the Company Group has (i) prepared and timely filed (taking into account applicable extensions) all required Tax Returns relating to any and all income and other material Taxes, and such Tax Returns are true and correct in all material respects and have been or will be completed in accordance with Governmental Requirements, and (ii) timely paid all Taxes it is required to pay, whether or not shown on such Tax Returns. No member of the Company Group currently is the beneficiary of any extension of time within which to file any Tax Return. The unpaid Taxes of the Company Group (being Taxes not yet due and payable) (x) did not, as of the date of the Company’s most recent financial statements contained in the SEC Documents, materially exceed the reserve for Taxes set forth on the face of such financial statements and (y) will not, as of the Closing Date, materially exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP. Each member of the Company Group has paid or withheld with respect to its Employees and other third parties, all material amounts of Taxes required to be paid or withheld, and has timely paid such Taxes withheld over to the appropriate Governmental Authority. No member of the Company Group has been delinquent in the payment of any material amount of Tax, nor is there any material Tax deficiency outstanding, assessed or proposed against any member of the Company Group, nor has any member of the Company Group executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax which remains in effect. No audit, examination, action, suit or proceeding of any Tax Return of any member of the Company Group is in progress, nor has any member of the Company Group been notified in writing that a Governmental Authority intends to bring such an audit, examination, action, suit or proceeding. No material adjustment relating to any Tax Return filed by any member of the Company Group has been proposed in writing by any Governmental Authority to any member of the Company Group or any representative thereof.

(b) No member of the Company Group is a party to, or has liability for Taxes of any Person (other than another member of the Company Group) under, any agreement, Contract or arrangement relating to the sharing, allocation or indemnification of Taxes (other than customary Tax indemnification provisions contained in commercial agreements entered into in the ordinary course of business, the principal subject matter of which is not related to Taxes), or has any liability for Taxes of any Person (other than another member of the Company Group) by reason of being a member of an affiliated, consolidated, combined or unitary group for any period or by reason of transferee or successor liability, assumption or Contract, operation of law or otherwise.

(c) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any member of the Company Group.

(d) During the last five years, no member of the Company Group has executed or entered into a closing agreement with respect to Taxes with any Governmental Authority.

(e) No member of the Company Group is subject to any private ruling of any Governmental Authority.

(f) To the knowledge of the Company, no member of the Company Group is, or ever has been, a CFC or a PFIC. Each member of the Company Group is, and has been at all times since formation, treated, for United States federal tax purposes, as the type of entity (corporation, partnership, or disregarded entity) set forth opposite its name on Section 3.14(f) of the Disclosure Schedule.

(g) To the knowledge of the Company, all material inter-company payments made to or by any of the members of the Company Group have been calculated in accordance with the provisions of Section 85A of the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the regulations promulgated thereunder, and Section 482 of the U.S. Tax Code, and the regulations promulgated thereunder, and the Company Group has obtained and maintained documentation with respect to such payments to the extent required by such laws and regulations.

(h) No member of the Company Group has, within the two years preceding the date of this Agreement, constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 (or so much of Section 356 as relates to Section 355) or Section 361 of the U.S. Tax Code, or been a party to any listed transaction within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) or any transaction under Sections 104 or 105 of the Israeli Income Tax Ordinance [New Version], 1961, as amended.

(i) No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in U.S. Treasury Regulations Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election under Section 108(i) of the U.S. Tax Code.

(j) Each member of the Company Group is in compliance with all material terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement, approval or order of any Tax authority and, to the knowledge of the Company, the consummation of the transactions contemplated hereby or of an Acquisition Transaction (with references to 15% in the definition thereof being deemed to be replaced with references to 50%) will not have any Material Adverse Effect on the validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

(k) Section 3.14(k) of the Disclosure Schedule lists each material Tax incentive subsidy or benefit granted to or enjoyed by any member of the Company Group under the laws of the State of Israel or any other non-Israeli law, the period for which such Tax incentive applies, and the nature of such Tax incentive. Each member of the Company Group has complied with all material Governmental Requirements and the relevant approvals to be entitled to claim all such incentives, subsidies or benefits. To the knowledge of the Company, and excluding from consideration any transactions occurring after the consummation of the transactions contemplated hereby, the consummation of the transactions contemplated hereby (or of an Acquisition Transaction (with references to 15% in the definition thereof being deemed to be replaced with references to 50%)) will not have a Material Adverse Effect on the continued qualification for the incentives, subsidies or benefits or the terms or duration thereof or require any recapture of any previously claimed incentive, subsidy or benefit, and no consent or approval of any Governmental Authority or any Persons is required prior to the consummation of the transactions contemplated hereby in order to preserve the entitlement of the Company to any such incentive, subsidy or benefit after the Closing, and which is not reasonably expected to be obtained by the Closing.

(l) To the knowledge of the Company, each member of the Company Group is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any Tax treaty or other arrangement for the avoidance of double taxation). To the knowledge of the Company no member of the Company Group is subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for income earned from services for which any income Tax is satisfied through withholding. No member of the Company Group has been informed in writing by any jurisdiction that the jurisdiction believes that such member of the Company Group was required to file any Tax Return that was not filed. No member of the Company Group is liable for any Tax as the agent of any other Person and does not constitute a permanent establishment or other place of business of any other Person for any Tax purpose.

(m) No member of the Company Group has received any written notice from any Governmental Authority that the consummation of the transactions contemplated under this Agreement and the Transaction Documents would adversely affect the Company’s ability to set off for Tax purposes in the future any and all losses accumulated by any member of the Company Group as of the Closing Date.

(n) Each Option Plan that is intended to qualify as a capital gains route plan under Section 102 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the rules and regulations promulgated thereunder (“Section 102”, “Ordinance” and “Section 102 Plan”, respectively) has received a favorable determination or any approval letter or is otherwise approved by the ITA as such. All Options granted and Ordinary Shares issued under any Section 102 Plan have been granted or issued, as applicable, in compliance in all material respects with the applicable requirements of Section 102 (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including the adoption of the applicable board and shareholders resolutions, the timely filing of the necessary documents with the ITA, the submission of the application to the ITA to approve a Section 102 Plan, the appointment of an authorized trustee to hold the Options, and the Ordinary Shares issued upon exercise of Options, the execution by each holder of Ordinary Shares underlying Option granted under Section 102 Plan of an undertaking to comply with the provisions of Section 102, and the timely deposit of such securities or related documents with such trustee, pursuant to the terms of Section 102 and applicable guidance of the ITA.

(o) To the knowledge of the Company, the Company has complied in all material respects with all statutory provisions relating to VAT or other applicable sales Taxes, including requirements with respect to record keeping and the making of returns, and has properly accounted to the relevant Governmental Authority for any such VAT or sales Taxes and, without derogating from the generality of the foregoing, (i) no repayments of VAT have been claimed by the Company in the twelve (12) months prior to the Closing from the Tax authorities of Israel except in accordance with applicable Governmental Requirements and (ii) the Company has collected all amounts on account of any VAT required by applicable Law to be collected by it, and has remitted to the appropriate Governmental Authority any such amounts required by applicable Governmental Requirements within the time prescribed by such requirements. The Company has not deducted any input VAT, received any refund of VAT or claimed zero (0) rate VAT that such it was not so entitled to deduct, receive or claim, as applicable.

(p) Notwithstanding anything to the contrary in this Section 3.14, no member of the Company Group makes any representation or warranty as to the amount of, or limitations on, any net operating losses, tax credits, tax basis or other tax attributes that it may have.

3.15 Insurance. The Company has delivered to the Investor complete and correct (in all material respects) copies of all material policies and binders of insurance, including property, general liability, casualty, product liability, life, health, accident, workers’ compensation, disability insurance, bonding arrangements and umbrella insurance policies, maintained as of the date hereof by the Company (collectively (whether delivered or required to be delivered), the “Insurance Policies”). There is no claim by any member of the Company Group pending under any of the Insurance Policies as to which the Company had received notice the coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such Insurance Policies. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such Insurance Policies have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date) and each member of the Company Group is otherwise in material compliance with the terms of such Insurance Policies. All such policies are in full force and effect and the Company does not have knowledge of threatened termination of or premium increase with respect to, any of such Insurance Policies. The execution, delivery and performance by the Company of this Agreement and any Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under or require any consent, notice or filing pursuant to any Insurance Policy.

3.16 Governmental Authorization; Compliance with Governmental Requirements.

(a) Except as would not reasonably be expected to be material to the Company Group, taken as a whole, (i) the Company Group obtained and maintains in full force and effect all consents, licenses, permits, grants or other authorizations required for or used in connection with the business and operations of the Company Group as currently conducted, and is in compliance, in all material respects, with the terms thereof; and (ii) the Company Group and the conduct and operations of its business, has been since January 1, 2015 and currently is in compliance in all material respects with all Governmental Requirements.

(b) Neither the Company nor any Subsidiary nor to the knowledge of the Company any of their representatives and any other Person acting for or on behalf of the Company Group, has since January 1, 2012 (i) taken any action directly or indirectly in furtherance of an offer, payment, promise to pay, or authorization or approval of any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person (including any Governmental Authority (or employee or representative thereof), government owned or controlled enterprise, public international organization, political party and candidate for public office) private or public, regardless of what form, whether in money, property, or services in order to (A) to obtain favorable treatment for business or Contracts secured, (B) to pay for favorable treatment for business or Contracts secured,

(C) to obtain special concessions or for special concessions already obtained, (D) to improperly influence or induce any act or decision, (E) to secure any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1979, as amended, the UK Bribery Act 2010, Section 291(a) of the Israeli Penal Law, 5737-1977 and the Israeli Prohibition on Money Laundering Law – 2000, collectively, “Anti-Corruption Laws”), or (ii) established or maintained any fund or asset that has not been accurately recorded in the books and records of the Company. To the Company’s knowledge, no governmental official and no close relative or family member of a governmental official (1) holds any ownership interest or other direct economic interest in the Company, (2) serves as a representative of the Company, or (3) will receive any economic benefit from the Company as a result of the transactions contemplated by this Agreement.

3.17 Export Control & Sanction Laws. The Company Group has conducted from January 1, 2012 their export, sales and other transactions and business in accordance in all material respects with applicable provisions of all applicable export and re-export controls and economic and trade sanctions laws and regulations (collectively, “Trade Controls”) in all the countries in which the Company and its Subsidiaries conduct business. Without limiting the foregoing: (a) the Company and its Subsidiaries have obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (i) the export, import and re-export of products, services, Software and technologies, and (ii) releases of technologies and Software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (b) the Company and is Subsidiaries are in compliance with the terms of all applicable Export Approvals, (c) to the knowledge of the Company there are no pending action or threatened claims against the Company or its Subsidiaries with respect to such Export Approvals, and (d) to the knowledge of the Company there are no actions, conditions or circumstances pertaining to the Company’s or a Subsidiary’s export transactions that would reasonably be expected to give rise to any future claims. The Company has not had any correspondence with any Governmental Authority with respect to the export control classification of any product. The Company does not use or develop, or engage in, encryption technology, technology with military applications, or other technology whose development, commercialization or export is restricted under Israeli law, and the Company is not required to obtain a license, registration, or other authorization from a U.S. Governmental Authority or the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, the U.S. Export Administration Regulations or the U.S. International Traffic in Arms Regulations or Control of Products and Services Order (Export of Warfare Equipment and Defense Information), 1991, as amended.

3.18 Compliance Matters. During the five (5) years prior to the date hereof, the Company Group has not received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case of this Section 3.18 related to Trade Controls or Anti-Corruption Laws.

3.19 Related Party Transactions. Other than as listed in the SEC Documents, none of the officers and directors of the Company Group and, to the knowledge of the Company, none of the Employees or shareholders of the Company Group, nor to the knowledge of the Company any immediate family member of an officer, director, Employee or shareholder of the Company Group, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company Group; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.19; (ii) is a party to any material Contract to which the Company Group is a party or by which the Company Group or any of their respective assets or properties may be bound or affected, except for normal compensation for services as an officer, director or Employee thereof; (iii) has any interest in any material property, real or personal, tangible or intangible that is used in, or that relates to, the business of the Company Group, except for the rights of shareholders under applicable Governmental Requirements. No

Employee or shareholder has any loans outstanding from any member of the Company Group (other than advance of expenses reimbursement in the ordinary course of business consistent with past practice). All Material Contracts currently in effect (i) with a third party other than a shareholder, officer or director of any member of the Company Group (or a Person who, to the Company Group’s knowledge, is an affiliate thereof) have been negotiated and entered into on an arm’s-length basis; and (ii) with a shareholder, officer or director of any member of the Company Group, or with a Person who, to the Company Group’s knowledge, is an affiliate thereof, were approved in accordance with the procedures of the Companies Law relating to approval of transactions with interested parties.

3.20 Private Placement. Assuming the accuracy of the representations and warranties of the Investor, the offer and sale of the Acquired Shares to the Investor as contemplated hereby is exempt from the registration or prospectus requirements of the Securities Act, the Israeli Securities Law and neither the Company nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or public advertising (within the meaning of Regulation D under the Securities Act and as applicable to a private placement exempt under Rule 506(b)) in connection with the offer or sale of any of the Acquired Shares.

3.21 Bad Actor Representation. None of the Company, and to the Company’s knowledge any of Company Covered Person is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event.

3.22 Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement and the Transaction Documents or in connection with the transactions contemplated hereby and thereby (or the consummation of an Acquisition Transaction (with references to 15% in the definition thereof being deemed to be replaced with references to 50%)) based upon arrangements made by or on behalf of any member of the Company Group.

3.23 Representations Complete. To the Company’s knowledge, none of the representations or warranties made by the Company in Section 3 of this Agreement (as modified by the Disclosure Schedule), or in any certificate furnished by the Company pursuant hereto, taking into account the disclosures set forth in the SEC Documents, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not false or misleading.

3.24 Exclusivity of Representations and Warranties. The Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in this Section 3 (as modified by any applicable Sections of the Disclosure Schedule) or pursuant to any certificate or other agreement delivered by the Company in connection herewith. The Company hereby disclaims any other express or implied representations or warranties, notwithstanding the delivery or disclosure to the Investor or its officers, directors, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data).

4. Representations and Warranties of the Investor.

The Investor hereby represents and warrants to the Company and agrees with the Company that, as of the Execution Date and as of the Closing Date:

4.1 Authorization; Enforceability. The Investor is duly and validly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization as set forth below such Investor’s name on the signature page hereof with the requisite power and authority to purchase the Acquired Shares to be purchased by it hereunder and to execute and deliver this Agreement and the other Transaction Documents to which it is a party. The Investor is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to prevent or materially delay the ability of the Investor to consummate the transactions contemplated hereby. This Agreement constitutes, and upon execution and delivery thereof, each other Transaction Document to which the Investor is a party will constitute, the Investor’s valid and legally binding obligation, enforceable in accordance with its terms, subject to General Enforceability Exceptions.

4.2 Accredited Investor. The Investor (i) is an “accredited investor” as that term is defined in Rule 501 of Regulation D and (ii) is acquiring the Acquired Shares in the ordinary course of its business, solely for its own account, and not with a view to the public resale or distribution of all or any part thereof, except pursuant to sales that are registered under the Securities Act or are exempt from the registration requirements of, the Securities Act and does not have any agreement or understanding with any person to distribute any of the Acquired Shares; provided, however, that, in making such representation, the Investor does not agree to hold the Acquired Shares for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Acquired Shares at any time in accordance with Israeli and federal and state US securities laws applicable to such sale, transfer or disposition except that the Investor shall not enter into any “short sale” transaction or other similar hedging transactions with respect to the Acquired Shares, whether through an options exchange or otherwise, for a period of one year following the Closing Date.

4.3 Information; Knowledge and Experience. The Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Acquired Shares with the Company’s management. The Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the risks of the proposed investment in the Acquired Shares, and has so evaluated the merits and risks of such investment. The Investor is able to bear the economic risk of an investment in the Acquired Shares and, at the present time, is able to afford a complete loss of such investment. The Investor’s representations in this section are without derogating from the Company’s representations and warranties in Section 3 above and the Investor’s reliance thereunder.

4.4 Restricted Securities; Limitations on Disposition. The Investor understands that the Acquired Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor acknowledges that the Acquired Shares have not been and, except as provided in the Registration Rights Agreement, are not being or intended to be registered under the Securities Act and may not be transferred or resold without registration under the Securities Act (to the extent applicable) or pursuant to an exemption therefrom.

4.5 Legend. The Investor understands that the certificates representing the Acquired Shares may bear at issuance a restrictive legend in substantially the following form:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and may not be offered, transferred, pledged, hypothecated, sold or otherwise disposed of unless a registration statement under the Securities Act and applicable state securities laws shall have become effective with regard thereto, or an exemption from registration under the Securities Act and applicable state securities laws is available in connection with such offer or sale.”

4.6 No General Solicitation. The Investor did not learn of the investment in the Acquired Shares as a result of any general solicitation or general advertising.

4.7 Reliance on Exemptions. The Investor understands that the Acquired Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of the Investor set forth in this Section 4 in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Acquired Shares.

4.8 No Conflict; Consent. Subject to compliance with the requirements and receipt of the approvals and consents set forth in Section 3.5 of the Disclosure Schedule, neither the execution, delivery nor performance by the Investor of this Agreement or the other Transaction Documents to be executed and delivered by the Investor pursuant hereto nor the consummation of the transactions contemplated hereby and thereby and compliance by the Investor with any of the provisions hereof and thereof will (a) conflict with or result in any breach of any provision of the organizational documents of the Investor, (b) require any consent, approval or notice under, violate or result in the violation of, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in a right of termination or acceleration, result in the loss of a material benefit under or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Investor under any of the terms, conditions or provisions of any material contractual obligation of the Investor or (c) violate any law applicable to the Investor or to which any of its properties or assets may be bound, except in such case as would not materially impair or delay the Investor in the consummation of the transactions contemplated hereby. Subject to compliance with the requirements and receipt of the approvals and consents set forth in Section 3.5 of the Disclosure Schedule, no consent order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by the Investor.

4.9 Litigation. There are no actions pending or, to the knowledge of the Investor, threatened against it, at law or in equity, by or before any Governmental Authority, that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the consummation of this Agreement or the transactions contemplated hereby or the performance by the Investor of its obligations hereunder. As of the date of this Agreement, the Investor is not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority except for those that would not reasonably be expected to prevent, materially delay or impair the consummation of this Agreement or the other transactions contemplated hereby or the performance by the Investor of its obligations hereunder.

4.10 Financing. On the Closing Date, the Investor will have immediately available funds sufficient to pay the Purchase Price. The Investor expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to any financing or funding by any third party, including any approvals, orders, authorizations, or actions by or any registrations, declarations, or filings with any Governmental Authority with respect to such financing or funding.

4.11 Ownership of Company Shares. As of the date hereof, and immediately prior to the Closing Date, the Investor does not and shall not own (beneficially or otherwise) any shares of the Company or other equity interests in the Company or any options, warrants, or other rights to acquire shares of the Company or other equity interests in the Company (or any other economic interests through derivative securities or otherwise in the Company) except pursuant to this Agreement and as may be purchased by it pursuant to the Tender Offer.

4.12 Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement and the Transaction Documents or in connection with the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of the Investor.

4.13 No Other Information. Except for the representations and warranties contained in Section 3, none of the Company, any other member of the Company Group or any other Person on behalf of the Company or such other member of the Company Group makes any express or implied representation or warranty with respect to the any other member of the Company Group or any other Person on behalf of the Company or such other member of the Company Group, or with respect to any other information provided to the Investor in connection with the transactions contemplated by this Agreement and the other Transaction Documents. None of the any other member of the Company Group or any other Person on behalf of the Company or such other member of the Company Group will have or be subject to any liability or indemnification obligation to the Investor or any other Person resulting from the distribution to the Investor, or the Investor’s use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Investor in certain “data rooms”, management presentations, or offering memoranda in expectation of the transactions contemplated by this Agreement and the other Transaction Documents, unless and to the extent any such information is expressly included in a representation or warranty contained in Section 3 and that all other representations and warranties are specifically disclaimed. Nothing herein shall limit any liability for fraud.

4.14 Going Private Transactions. The Investor has no present intention to engage during the 12-month period following the Closing in any transaction or series of transactions described in paragraph (a)(3)(i) of SEC Rule 13e-3 which has either a reasonable likelihood or a purpose of (i) causing any class of equity securities of the Company which is subject to section 12(g) or section 15(d) of the Exchange Act to become eligible for termination of registration under Rule 12g-4 or Rule 12h-6 of the Exchange Act, or causing the reporting obligations with respect to such class to become eligible for termination under Rule 12h-6 or suspension under Rule 12h-3 or section 15(d) of the Exchange Act; or (ii) causing any class of equity securities of the Company which is either listed on a national securities exchange or authorized to be quoted in an inter-dealer quotation system of a registered national securities association to be neither listed on any national securities exchange nor authorized to be quoted on an inter-dealer quotation system of any registered national securities association.

5. Covenants of the Company and the Investor.

5.1 Rule 506 of Regulation D Filing; Blue Sky. The Company undertakes to the Investor that the Company will:

(a) file a Form D with the SEC with respect to the Acquired Shares issued at the Closing as and when required under Rule 506(b) of Regulation D and provide a copy thereof to the Investor promptly after such filing;

(b) use commercially reasonable efforts to register or qualify or cooperate with the Investor in connection with the registration or qualification (or exemption from such registration or qualification) of the Acquired Shares for offer and sale under any state securities or “blue sky” laws; and

(c) use commercially reasonable efforts to receive the approval of the TASE that the Acquired Shares have been registered for trading.

5.2 Investor Directors to the Board.

(a) As further inducement to the Investor to enter into this Agreement and consummate the transactions contemplated hereby, the Company shall, subject to the provisions of this Section 5.2(a), cause the Company’s Board to appoint, at and as of the Closing, two (2) members designated by the Investor to the Board of Directors (the “Investor Directors”), who shall initially be Cary Davis and Brian Chang (the “Initial Investor Directors”), out of a total of no more than nine (9) members of the Board of Directors (including statutory ‘external directors’ and the Investor Directors), to serve until the next annual meeting of the Company’s shareholders or until their earlier death or resignation. The Initial Investor Directors have satisfied the Appointment Requirements.

(b) For as long as the Investor and its Affiliates beneficially own Ordinary Shares representing at least 10% of the Company’s issued and outstanding share capital (the “Threshold”), the Board shall include in its proxy and recommend to the Company’s shareholders to approve the appointment, removal and/or replacement of two (2) Investor Directors (including with respect to the 2017 annual meeting, the Initial Investor Directors), subject to such Investor Directors’ compliance with the Appointment Requirements; provided, that in the event the Company’s shareholders do not approve one or more Investor Directors nominated by Investor, the Board shall (i) appoint, to the extent there are available vacancies, or (ii) to the extent there are no available vacancies call a special general meeting and include in its proxy and recommend to the Company’s shareholders to approve the appointment of, in each case of (i) or (ii) above, alternative individuals (subject to compliance with the Appointment Requirements) to serve as the Investor Directors as designated by Investor to serve until the following annual meeting of the shareholders or until their earlier death or resignation (and, at the request of the Investor and if so required in order to nominate such alternative Investor Directors, increase the size of the Board to the extent permitted by the Charter Documents). Subject to the foregoing sentence and without limiting any of its rights under applicable law, from and after the Final Tender Offer Date, the number of Investor Directors that the Investor has the right pursuant to this Section 5.2(b) to require to be included in the Company’s proxies for its annual meeting of the Company’s shareholders or, if applicable, special meetings of the Company’s shareholders, shall equal the maximum size of the Board permitted by the Company’s Charter Documents multiplied by the number of Ordinary Shares then beneficially owned by Investor and its Affiliates divided by the aggregate number of issued and outstanding Ordinary Shares, rounded down to the nearest whole number. At the Investor’s request, the Company shall promptly take all actions reasonably necessary to ensure that the appropriate number of Investor Directors is represented at the Board, including the calling of a special meeting of the Company’s shareholders as promptly as practicable after request therefor is made by Investor (subject to clause (h) below). If the Investor and its Affiliates no longer meet the Threshold, the Investor shall cease to have any rights to request the Board to approve and recommend the Company’s shareholders to approve the appointment of directors under this Agreement.

(c) Subject to compliance with the Appointment Requirements, the Company shall (i) include the Investor Directors in its slate of nominees for election to the Board at each annual or special meeting of the shareholders of the Company at which directors are to be elected and at which the seat held by the Investor Director is subject to election and (ii) recommend that the Company’s shareholders vote in favor of the election of the Investor Directors at each annual or special meeting of the Company’s shareholders at which directors are to be elected and shall otherwise support such Investor Directors in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees. The Company and the Board shall take all necessary actions to ensure that, at all times when an Investor Director is eligible to be appointed or nominated, there are sufficient vacancies on the Board to permit such designation. For the avoidance of doubt, and without derogating from the requirement to comply with the Appointment Requirements, the Investor shall not be required to comply with the advance notice provisions generally applicable to the nomination of Directors by the Company so long as the Investor provides reasonable advance notice to the Company of the Investor Directors prior to the mailing of the proxy statement by the Company (provided, that the Company shall provide reasonable advance notice to the Investor of the expected mailing date).

(d) To the maximum extent legally permissible, the Company will take all action necessary to delay the 2017 shareholders’ meeting of the Company until after the completion of the Tender Offer, but in no event after December 28, 2017, which shareholders’ meeting shall include on its agenda the appointment of the Initial Investor Directors.

(e) At and as of the Closing and thereafter, at the written request of the Investor, each Committee shall include at least one Investor Director, subject to such Investor Director complying with the Appointment Requirements and any provision of applicable Governmental Requirements and NASDAQ and TASE rules and regulations. In the event that applicable Governmental Requirements or NASDAQ and/or TASE rules and regulations prohibit the inclusion of all Investor Directors as members of any Committee, Investor shall have the right to appoint an observer to such committee to the extent not prohibited by Governmental Requirements or NASDAQ and/or TASE rules (which observer shall have all the rights of the other members of such Committee, to the extent permitted by the applicable Governmental Requirements or NASDAQ and/or TASE rules and regulations (including the right to receive notice of such meetings and all materials provided to the directors serving on such Committee and at the same time) other than the right to vote).

(f) So long as the Investor has a right to designate at least one director, without the prior consent of the Investor, the Board shall not increase the size of the Board, and shall recommend to the Company’s shareholders against the increase of the size of the Board, in each case, beyond nine (9) members (provided, that if the Investor has a right to designate more than two (2) directors, the Board may, and at the request of Investor to the extent reasonably necessary to give effect to this Section 5.2, the Board shall, recommend to the Company’s shareholders to increase the size of the Board to ten (10)).

(g) Except as required by applicable law, the Board shall not remove any Investor Director from his or her directorship. Subject to applicable Governmental Requirements, the Investor shall have the right to require the Company to not include and remove in its proxy and recommend to the Company’s shareholders to vote against the appointment of any Investor Director at any time (and the Company shall cooperate with the Investor in effecting such removal) and, if permissible by applicable law, to cause the Board to remove any Investor Director. In the event any Investor Director ceases to be a member of the Board for any reason (other than in connection with a reduction in the number of Investor Directors the Investor is entitled to appoint), the Company shall cause the Board to promptly appoint an alternate member of the Board designated by the Investor to fill such vacancy and appoint such Investor Director to all committees on which the prior director served, subject to applicable Governmental Requirement and NASDAQ regulations and to compliance with the Appointment Requirements.

(h) Upon the written request of the Investor, the Company shall call a special meeting of the shareholders for the purpose of electing, replacing and/or removing one or more Investor Directors at such time and location as the Investor may reasonably request (subject to the Charter Documents (as amended from time to time) and to applicable Governmental Requirements); provided, however, that the Investor shall reimburse the Company for all reasonable, out-of-pocket costs incurred by it in connection with calling such special meeting, except that the Company shall bear the costs incurred in connection with calling the first special meeting requested by the Investor.

(i) The Company shall use commercially reasonable efforts to secure that each Investor Director shall be entitled to: (i) be included in the Company’s D&O Insurance; (ii) indemnification and exculpation from the Company pursuant to an indemnification agreement with the Company having the same terms and conditions as the remaining members of the Board of Directors, including, to the extent required, having such indemnification approved at the first shareholder meeting following the Closing by the requisite vote of the Company’s shareholders to the extent required; and (iii) remuneration and reimbursement of expenses on the same terms and conditions that the Company remunerates and reimburses its other non-executive members of the Board of Directors. The Company acknowledges and agrees that, to the extent that directors’ indemnification is, or will be, provided, then the Company shall be the indemnitor of first resort with respect to any Investor Director (i.e., its obligations to such Person are primary and any obligation of any other Persons to which such Investor Director or its Affiliates may have rights to advancement of expenses or to indemnification for the same expenses or liabilities incurred by such Investor Director shall be secondary).

(j) The Company shall consult with the Investor in good faith prior to scheduling any meeting of the Board or sending materials to the Board following the Closing and prior to the Final Tender Offer Date. In the event a Board meeting is convened following the Closing and prior to the Final Tender Offer Date, the Investor Directors shall have a right to not attend such meeting and at their request the Company shall not provide to the Investor Directors any of the materials relating to such meeting that may constitute or would reasonably be expected to constitute “material non-public information”.

(k) The Company acknowledges that the Investor is entering into this Agreement and purchasing the Acquired Shares, inter alia in reliance on the Company’s undertakings under this Section 5.2.

5.3 Non Solicitation.

(a) From and after the date of this Agreement until the earlier of the Final Tender Offer Date or the termination of this Agreement pursuant to its terms, except as expressly permitted by this Section 5.3, the Company shall not, and shall cause each member of the Company Group and each of its or their respective employees, officers or directors and any agent, investment banker, attorney or other advisor or representative retained by any member of the Company Group not to, (i) directly or indirectly solicit, initiate, knowingly encourage or knowingly induce the making, submission or announcement of any Acquisition Proposal; (ii) engage or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (iii) respond to or engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; (v) enter into any letter of intent or similar document or any Contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Confidentiality Agreement in accordance with this Section 5.3(a) or to the extent relating to this Agreement, the transactions contemplated hereby or the Tender Offer); (vi) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, in a manner adverse to Investor, the Board Recommendation, including failure to include such recommendations in the Schedule 14D-9; (vii) approve or recommend, or publicly propose to approve or recommend, to the Company’s shareholders, an Acquisition Proposal; or (viii) fail to recommend against any Acquisition Proposal subject to Regulation 14D of the Exchange Act in any Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal. The Company shall, and shall cause each member of the Company Group or any of its or their respective employees, officers or directors and any agent, investment banker, attorney or other advisor or representative retained by any member of the Company Group, to immediately cease all existing activities, discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the return of all confidential information regarding the Company Group provided to any such Person prior to the date hereof pursuant to the terms of any confidentiality agreement or otherwise. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by any employee, officer or director of the Company or any agent, investment banker, attorney or other advisor or representative acting on behalf of any member of the Company Group shall be deemed to be a breach of this Section 5.3(a) by the Company (a “Deemed Breach”). Notwithstanding the foregoing, at any time prior to the Final Tender Offer Date, in response to a bona fide Acquisition Proposal not solicited in violation of this Agreement that the Board determines in good faith constitutes or would reasonably be expected to result in a Superior Proposal, the Company and its representatives may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its representatives) and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) regarding such Acquisition Proposal, in each case, only after such Person enters into a customary confidentiality agreement containing terms no less favorable to the Company than those set forth in the Confidentiality Agreement, and that does not prohibit compliance by the Company with this Agreement (including clause (b) below) (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal to the extent such Acquisition Proposal is made privately and directly to the Board of Directors) (an “Acceptable Confidentiality Agreement”) and a copy of such Acceptable Confidentiality Agreement is provided to Investor promptly (and, in any event, within twenty-four (24) hours) after execution thereof; provided, that (x) if the Person making such Acquisition Proposal (or any of its Affiliates) is or would reasonably be viewed as a competitor of the Company, the Company shall not provide any commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.3 other than in accordance with customary “clean room” or other similar procedures designed to limit any adverse effect on the Company of the disclosure of competitively sensitive information and (y) the Company and its representatives shall not provide to any such Person any non-public information or data that has not been provided to Investor prior to the date hereof unless the Company promptly (and in any event within twenty-four (24) hours thereafter) provides to Investor any such non-public information or data that the Company provides to such Person.

(b) In addition to the obligations of the Company set forth in Section 5.3(a), from and after the execution and delivery of this Agreement until the earlier of the Final Tender Offer Date or the termination of this Agreement in accordance with its terms, the Company shall promptly advise the Investor of any request received by the Company for non-public information which the Company reasonably concludes would reasonably be expected to lead to an Acquisition Proposal or the receipt of any Acquisition Proposal (including the identity of the maker thereof), or any inquiry received by the Company with respect to or which the Company reasonably concludes would reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry. The Company will keep the Investor informed in all respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(c) Notwithstanding anything in Section 5.3(a) to the contrary, from and after the execution and delivery of this Agreement until the earlier of the Final Tender Offer Date or the termination of this Agreement in accordance with its terms, the Company (and the Board or any committee thereof) may modify the Board Recommendation to a “neutral” position and disclose to its shareholders that the reason for the change in the Company’s position is as a result of the receipt of a Superior Proposal and the material terms thereof, but only if and for so long as:

(i) after the date hereof the Company receives an Acquisition Proposal that is not withdrawn and that did not result from or arise in connection with a breach of this Section 5.3 and that the Board determines in good faith, after consultation with a financial advisor of nationally or internationally recognized reputation and the Company’s outside legal counsel, constitutes a Superior Proposal;

(ii) the Company provides a written notice to Investor that the Company will take such action on the fifth (5th) Business Days following the receipt of such notice setting forth (x) the identity of the maker of such Acquisition Proposal, (y) copies of such Acquisition Proposal (or any material amendment, modification or supplement thereto), if written (including, for the avoidance of doubt, any documents relating to the financing of such Acquisition Proposal (portions of which may be redacted to the extent customary and required to comply with confidentiality provisions)), and (z) reasonably detailed summaries of any oral Acquisition Proposal (or any material amendment, modification or supplement thereto), and (B) during the five (5) Business Day period following receipt of such notice the Company shall, and shall cause its Subsidiaries and representatives to, negotiate in good faith with Investor and their respective representatives (to the extent Investor or their representatives desire to negotiate) to make adjustments and/or modifications to the terms and conditions of this Agreement and the Tender Offer; provided, however, that any material amendment to the financial terms or any other material amendment to any such Superior Proposal shall require a new written notice to be delivered by the Company to Investor and the Company shall be required to comply again with the requirements of this Section 5.3(d) (provided, that references to the five (5) Business Day period above shall be deemed to be references to a three (3) Business Day period); and

(iii) following such five (5) Business Day period (and any additional three (3) Business Day period), the Board again determines in good faith, (A) after consultation with a financial advisor of nationally or internationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal (after taking into account and/or giving effect to any adjustments or modifications offered or proposed by Investor or their representatives) and (B) after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties to the holders of Ordinary Shares under applicable law.

The Board shall promptly reaffirm the Board Recommendation in the event such Superior Proposal is withdrawn.

(d) Notwithstanding anything in Section 5.3(a) to the contrary, from and after the execution and delivery of this Agreement until the earliest of the Final Tender Offer Date, the date the Tender Offer is withdrawn in accordance with its terms or the termination of this Agreement in accordance with its terms, the Company (and the Board or any committee thereof) may modify the Board Recommendation to a “neutral” position (an “Adverse Recommendation Change”) but only if and for so long as: (i) the Board determines in good faith, after consultation with its outside legal counsel, that, in light of an Intervening Event, failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties to the holders of Ordinary Shares under applicable law; (ii) the Company has not breached (including by way of a Deemed Breach) its obligations under this Section 5.3 or the first sentence of Section 5.4(e) (to the extent due at such time) which breach remains uncured as of the time of the Company giving notice pursuant to sub clause (iii) below; (iii) the Company notifies Investor in writing, at least five (5) Business Days in advance, that it intends to effect an Adverse Recommendation Change in connection with such Intervening Event, which notice shall specify the nature of the Intervening Event in reasonable detail; (iv) after providing such notice and prior to making such Adverse Recommendation Change in connection with such Intervening Event, the Company shall, and shall cause its Subsidiaries and representatives to, negotiate in good faith with Investor and their respective representatives (to the extent Investor or their representatives desire to negotiate) to make adjustments and/or modifications to the terms and conditions of this Agreement and the Tender Offer as would permit the Board not to effect an Adverse Recommendation Change in connection with such Intervening Event; and (v) after consultation with a financial advisor of nationally or internationally recognized reputation and the Company’s outside legal counsel, after taking into account and/or giving effect to any adjustments or modifications offered or proposed by Investor or their representatives, the Board shall have again determined in good faith that failure to effect an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties to the holders of Ordinary Shares under applicable law.

(e) Nothing contained in this Agreement shall prohibit the Company or the Board of Directors from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, or taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or any substantially similar communication in connection with any Acquisition Proposal that is not a tender offer, or (ii) making any disclosure to its shareholders if the Board of Directors has reasonably determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would reasonably be expected to be inconsistent with the director’s duties under applicable law; provided, that any such disclosure under clause (i) or (ii) shall be deemed to be an Adverse Recommendation Change unless the Board of Directors expressly and concurrently reaffirms the Board Recommendation (a “Deemed ARC”).

(f) Solely for purposes of this Section 5.3, it is understood and agreed that, in the absence of compelling legal authority to the contrary, the Company, the Board of Directors and the Company’s outside legal counsel shall be entitled to rely on and deem applicable to the Company and the Board of Directors the law applicable to corporations incorporated in Delaware for purposes of making the conclusions contemplated by this Section 5.3 (and providing advice with respect thereto) relating to the fiduciary obligations of such Person for purposes of this Agreement, and that references to the “fiduciary duties” of the Board of Directors and other terms of similar import shall, for purposes of this Agreement, include reference to such Delaware law, and shall assume that Israeli law follows Delaware law with respect thereto. The immediately preceding sentence is intended only to govern the contractual rights of the parties to this Agreement; it being understood and agreed that nothing in this Agreement is intended to modify any fiduciary duties of the Board of Directors under applicable law or give rise to any breach or violation of this Agreement on the part of the Company by reason of the fact that the Board of Directors has complied with the law of the State of Israel, rather than the Delaware law, governing the duties owed by a director of a company formed under the laws of the State of Israel to such company, its shareholders or any other Person.

5.4 Special Tender Offer.

(a) As promptly as practicable following the Closing, the Investor may commence (within the meaning of Rule 14d-2 under the Exchange Act) the Tender Offer, to the shareholders of the Company, for the purchase of a number of Ordinary Shares up the Maximum Tender Offer Shares, at a price per Ordinary Share equal to at least the Tender Offer PPS and subject to the terms and conditions set forth therein; provided, that Investor shall not be required to (but may) commence and/or continue the Tender Offer in the event of an Adverse Recommendation Change.

(b) The Company shall cooperate (and shall cause their respective counsel, auditors, agents and representatives to cooperate) in the preparation of any documents, rulings, applications, exemptions, or other instruments related to or required in order to initiate and consummate the Tender Offer, as may be reasonably requested by the Investor.

(c) The Tender Offer may be subject to such conditions determined by the Investor, to the extent permitted by the ISA, the Companies Law, the Tender Offer Regulations and the rules and regulations promulgated by the SEC, including the Minimum Tender Offer Shares and shall be also subject to the Maximum Tender Offer Shares, but shall not be subject to any financing condition.

(d) On the date of the commencement of the Tender Offer, Investor shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Tender Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, an Offer to Purchase and all other documents forming part of the Tender Offer and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Tender Offer will be made, together with any amendments and supplements thereto, the “Offer Documents”). To the extent required by the Exchange Act, the Investor shall: (A) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices; (B) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to NASDAQ in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and (C) cause the Offer Documents to be disseminated to all holders of Company shares as and to the extent required by the Exchange Act. The Company shall promptly furnish to Investor all information concerning the Company that is required by the Exchange Act, the SEC or its staff, NASDAQ, the ISA, TASE or other Governmental Requirement, to be set forth in the Offer Documents and is not publicly available. Investor, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by Governmental Requirement. The Investor shall promptly notify the Company upon the receipt of any comments from the SEC, any request from the SEC for amendments or supplements, to the Offer Documents or any other material communication whether written or oral from the SEC (in each case, related to the Tender Offer), and shall promptly provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand. Investor shall use commercially reasonable efforts to respond promptly to any comments of the SEC with respect to the Offer Documents. The Investor shall cause the Offer Documents to comply as to form in all material respects with requirements of any applicable Governmental Requirements. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding in writing to any material communication of the SEC with respect to the Offer Documents, the Investor shall provide the Company and its representatives a reasonable opportunity to review and comment on such Offer Documents or response, and Investor shall give reasonable consideration to any such comments.

(e) Except to the extent the Board has changed the Board Recommendation to a “neutral” position in accordance with Section 5.3(c) or 5.3(d), as soon as reasonably practicable following (and, to the extent the Investor notifies the Company at least two (2) Business Days prior to the commencement of the Tender Offer, on the date of) the filing of the Offer Documents with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall contain (i) the Board Recommendation, (ii) a fairness opinion in customary form received in connection with the Tender Offer, and (iii) such other information that is customarily included therein, as shall reasonably be determined by the Company. Investor shall promptly furnish to the Company all information concerning Investor that is reasonably requested by the Company, or is required by the Exchange Act or other Governmental Requirement, to be set forth in the Schedule 14D-9. The Company, on the one hand, and Investor, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by Governmental Requirement. The Company further agrees to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of all applicable Governmental Requirements. The Company shall promptly notify Investor upon the receipt of any comments from the SEC, any request from the SEC for amendments or supplements, to the Schedule 14D-9, or any other material communication whether written or oral from the SEC (in each case, related to the Tender Offer) and shall promptly provide Investor with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand and prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding in writing to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Investor and its representatives a reasonable opportunity to review and comment on such Schedule 14D-9 (or amendments or supplements thereto) or response, and the Company shall give reasonable consideration to any such comments. The Company shall use its commercially reasonable efforts to respond promptly to any comments of the SEC with respect to the Schedule 14D-9. The Company hereby consents to the inclusion in the Offer Documents of the Board Recommendation.

(f) In connection with the Tender Offer, the Company shall furnish the Investor with such information as the Investor may reasonably request in order to disseminate and otherwise communicate the Tender Offer to the record and beneficial holders of Company shares, including a list, as of the most recent practicable date, of the shareholders of the Company (including a beneficial owner look through analysis pursuant to tender offer rules), mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company shares, and lists of security positions of Company shares held in stock depositories. Subject to applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Tender Offer such information, including any information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, shall be subject to the Confidentiality Agreement.

(g) No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that Investor or any of its Affiliates is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that Investor or any of its Affiliates could be deemed to trigger the provisions of any such plan or arrangement, by virtue of the Acquired Shares or any Ordinary Shares acquired in the Tender Offer.

5.5 Approvals and Filings.

(a) General. The Company and the Investor shall use their respective commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Governmental Authority with respect to this Agreement, the transactions contemplated hereby and the Tender Offer. The Company and the Investor shall cause all documents that they are responsible for filing with any Governmental Authority under this Section 5.5(a) to comply as to form and substance in all material respects with the applicable Governmental Requirements and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority and shall comply promptly with any such inquiry or request. Whenever any event occurs which is required to be set forth in an amendment or supplement to any such document or filing, the Company or the Investor, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Authority, such amendment or supplement.

(b) Antitrust Filings. Without limiting the generality of Section 5.5(a), if required, as soon as may be reasonably practicable, each of the Company and the Investor shall file any filings, approvals or notification relating to the transactions contemplated herein and the Tender Offer required by any applicable Antitrust Laws. Each of the Company and Investor shall promptly: (i) supply the other and its counsels with any information which may be required in order to effectuate such filings; and (ii) supply any additional information which reasonably may be required by applicable Antitrust Laws; provided, however, that Investor shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of the Acquired Shares or any assets or categories of assets of Investor or any of its affiliates or the Company or its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Investor or any of its affiliates to freely conduct their business or own such assets, (C) the holding separate of the Acquired Shares or any limitation or regulation on the ability of Investor or any of its affiliates to exercise full rights of ownership of the Acquired Shares; and the Company shall be under no obligation to execute or carry out agreements or submit to orders providing for the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of any member of the Company Group or any of their respective affiliates. The Company and the Investor shall instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any such antitrust issues and shall use commercially reasonable efforts to assure that the respective waiting periods, consents, filings and approvals required by applicable Antitrust Laws have expired or been terminated or otherwise received or made, as applicable, at the earliest practicable dates.

5.6 Public Disclosure. Except for (i) the announcement by the Company of the execution and delivery of this Agreement, the timing and content of which shall have been mutually agreed in advance by the Company and the Investor, (ii) the filing by the Investor of the Schedule TO and the Offer Documents and the filing by the Company of the Schedule 14D-9, and in each case (both with respect to Schedule TO, the Offer Documents and Schedule 14D-9) all amendments thereto and all other documents required to be filed thereunder (iii) any filings, disclosures, announcements or communications permitted pursuant to Section 5.3(d) herein and (iv) the earnings release for the third quarter of 2017 which the Company shall hold on November 13, 2017 (subject to the Investor having a reasonable opportunity to review and comment thereon and the Company shall consider Investor’s comments thereon in good faith) and the conference call pertaining thereto (provided that the content of such conference call shall only contain the information included in the earnings release and such other information as may be reasonably acceptable to Investor, not to be unreasonably withheld), no party shall issue any statement or communication to any third party (other than their respective agents, partners, affiliates and representatives that are bound by confidentiality restrictions) regarding this Agreement and/or the Transaction Documents, their existence and content, or the transactions contemplated hereby and thereby, including, if applicable, the termination of this Agreement and/or the Transaction Documents and the reasons therefor, without the consent of the Company and the Investor, except as required to comply with applicable Governmental Requirements and the rules of any stock exchange, provided, however, that the Company and the Investor shall, except to the extent prohibited by any applicable Governmental Requirements, notify and consult with each other prior to any such required public disclosure and use commercially reasonable efforts to accommodate the views of the other parties and shall promptly provide the other parties with copies of any written public disclosure made by such party in connection therewith.

5.7 Interim Period. During the period between the Execution Date and until the earlier of sixty (60) days following the Execution Date, the Final Tender Offer Date or the termination of this Agreement in accordance with its terms, the Company and its Subsidiaries shall conduct their respective businesses in all material respects in the ordinary course of business consistent with past practice.

5.8 Indemnification of the Investor. The Company will indemnify and hold the Investor, its Affiliates and its and their respective directors, managers, officers, shareholders, members, partners, employees and agents (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation but excluding any punitive, special or exemplary damages, to the extent the same may be awarded under applicable law, that any such Investor Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants, undertakings or agreements made by the Company in this Agreement or in the other Transaction Documents. If any action shall be brought against any Investor Party in respect of which indemnity may be sought pursuant to this Agreement, such Investor Party shall promptly notify the Company in writing, and the Company shall have the right (to be effected within 15 days of receipt of a notice of a claim hereunder) to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Investor; provided that prior to assuming such conduct and control, the Company shall acknowledge in writing that it would have an indemnity obligation for the Losses resulting from such claims as provided under this Section 5.8 and subject to the limitations hereof. Any Investor Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Investor Party except to the extent that (i) the Company has failed within 15 days following such Investor Party’s written notice of a claim, to assume such defense and to employ counsel or (ii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Investor Party, in each such case, the fees and expenses of such counsel shall be at the expense of the Company. The Company will not be liable to any Investor Party under this Agreement (x) for any settlement by an Investor Party effected without the Company’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned; provided, however, that withholding consent to a settlement (1) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff a complete release from all liability in respect of such claim or litigation; or (2) the effect of which is to permit any injunction, declaratory judgment, other order or other equitable relief to be entered, directly or indirectly, against the Company or if applicable, the other members of the Company Group and their respective directors, managers, officers, shareholders, members, partners, employees and agents shall not be considered unreasonable) or (y) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to such Investor Party’s material breach of any of the representations, warranties, covenants or agreements made by such Investor in this Agreement or in the other Transaction Documents. No claim shall be settled or compromised by the Company without the prior written consent of the Investor Party (such consent not to be unreasonably withheld, delayed or conditioned; provided, however, that withholding consent to a settlement (1) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff a complete release from all liability in respect of such claim or litigation; or (2) the effect of which is to permit any injunction, declaratory judgment, other order or other equitable relief to be entered, directly or indirectly, against the Investor Party shall not be considered unreasonable). Save in the event of fraud (other than fraud that is exclusively based on negligence), the maximum aggregate amount which may be recovered from the Company Group with respect to claims for breaches of representations, warranties, covenants and agreements related to this Agreement and the other Transaction Documents, including under this Section 5.8, shall be an amount equal to the Purchase Price. All payments made to an Investor Party under this Section 5.8 shall be treated as adjustments to the Purchase Price for Tax purposes unless otherwise required by applicable Governmental Requirements. Except for equitable relief or claims for fraud (other than fraud that is exclusively based on negligence) or as otherwise provided in Section 7.2, following the Closing, the indemnification provisions contained in this Section 5.8 will constitute the sole and exclusive recourse and remedy of the Investor Parties for monetary damages with respect to any breach of any of the representations, warranties or covenants contained in this Agreement. The provisions of this Section 5.8 will not however restrict the right of the Investor to seek specific performance or other equitable remedies in connections with any breach of any of the covenants contained in this Agreement.

5.9 Transaction Litigation. In the event that any litigation (including shareholder litigation) related to this Agreement, the sale of the Acquired Shares, the Tender Offer or the other transactions contemplated by this Agreement is brought, or, to the knowledge of the Company, threatened in writing, prior to the Final Tender Offer Date against the Company or its Subsidiaries and/or the members of the Board, the Company shall promptly notify Investor of any such litigation and shall keep Investor reasonably informed with respect to the status thereof. The Company and Investor shall give each other the opportunity to participate, at their own expense, in the defense, settlement and/or prosecution of any pending or threatened litigation related to the

Acquired Shares, the Tender Offer or the other the transactions contemplated hereby and shall consider in good faith each other’s proposals with respect thereto.

5.10 Access to Information. From the date hereof until the Final Tender Offer Closing Date and subject to applicable law and the Confidentiality Agreement, the Company shall (a) provide to Investor and its “Representatives” (as defined in the Confidentiality Agreement) reasonable access during normal business hours to the offices, properties, books, contracts, commitments and records of the Company and its Subsidiaries, (b) furnish to Investor and its “Representatives” (as defined in the Confidentiality Agreement), such existing financial and operating data and other existing information as such Persons may reasonably request and (c) instruct its “Representatives” (as defined in the Confidentiality Agreement) to reasonably cooperate with Investor in its investigation. Notwithstanding anything in this Section 5.10 to the contrary, the Company shall not be obligated to disclose any information to the extent the Company, in its reasonable judgment, determines that (i) doing so would violate any applicable law, rules or regulations, (ii) doing so would result in the loss of attorney-client privilege or other privilege with respect to such information, (iii) such information was provided prior to the Execution Date, or (iv) such information is included in the SEC Documents or other public filings filed by the Company.

5.11 Further Assurances. Each party hereto shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to consummate or implement the transactions contemplated hereby.

5.12 Other Agreements. Except with respect to a sale of the Company or its assets, the Company shall not, and shall cause its Subsidiaries to not, enter into any agreement the terms of which would restrict or impair the ability of the Company to perform its obligations under this Agreement and the Transaction Documents.

6. Conditions to Closing.

6.1 Conditions to the Investor’s Obligations at the Closing. The Investor’s obligations to effect the Closing, including its obligation to purchase the Acquired Shares, are conditioned upon the fulfillment (or waiver by the Investor in its sole and absolute discretion) of each of the following events as of the Closing Date, and the Company shall use commercially reasonable efforts to cause each of such conditions to be satisfied.

(a) the representations and warranties of the Company set forth in this Agreement and in the other Transaction Documents that are not qualified by “materiality,” “Material Adverse Effect” or similar qualifications shall be true and correct in all material respects, and the representations and warranties of the Company set forth in this Agreement and in the other Transaction Documents that are qualified by “materiality,” “Material Adverse Effect” or similar qualifications shall be true and correct in all respects, in each case, as of the date hereof and as of the Closing Date as if made on the Closing Date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be so true and correct as of that particular date);

(b) the Company shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by the Company on or before the Closing;

(c) since the date of the Company’s most recent audited financial statements contained in the SEC Documents filed prior to the date hereof, no Material Adverse Effect shall have occurred;

(d) each of the agreements, instruments and other documents to be delivered by the Company pursuant to Section 2.3 hereof shall have been delivered by the Company; and

(e) there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the other Transaction Documents. No stop order or suspension of trading shall have been imposed by the SEC or any other Governmental Authority or regulatory body having jurisdiction over the Company or the NASDAQ or TASE, with respect to public trading in the Ordinary Shares.

6.2 Conditions to Company’s Obligations at the Closing. The Company’s obligations to effect the Closing with the Investor are conditioned upon the fulfillment (or waiver by the Company in its sole and absolute discretion) of each of the following events as of the Closing Date, and the Investor shall use commercially reasonable efforts to cause each of such conditions to be satisfied:

(a) the representations and warranties of the Investor set forth in this Agreement and in the other Transaction Documents that are not qualified by “materiality,” “Material Adverse Effect” or similar qualifications shall be true and correct in all material respects, and the representations and warranties of the Investor set forth in this Agreement and in the other Transaction Documents that are qualified by “materiality,” “Material Adverse Effect” or similar qualifications shall be true and correct in all respects, in each case, as of the date hereof and as of the Closing Date as if made on the Closing Date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that date);

(b) the Investor shall have complied with or performed all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by the Investor on or before the Closing;

(c) each of the agreements, instruments and other documents to be delivered by the Investor pursuant to Section 2.3 hereof shall have been delivered by the Investor; and

(d) there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the other Transaction Documents.

7. Termination.

7.1 Termination. At any time prior to the Closing, this Agreement may be terminated:

(a) by mutual written agreement of the Company and the Investor;

(b) by either the Investor or the Company, if the Closing shall not have occurred on or before November 9, 2017 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party hereto whose breach of this Agreement has primarily resulted in the failure of the Closing to occur on or before the Termination Date;

(c) by either the Investor or the Company, if any permanent injunction or other order of a Governmental Authority of competent authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable;

(d) by the Investor, if there has been a breach by the Company of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach (A) would give rise to the failure of a condition set forth in Section 6.1(a) or Section 6.1(b) to be satisfied and (B) cannot be cured by the Company or any member of the Company Group by the Termination Date or, if capable of being cured, shall not have been cured within 30 days following receipt of such written notice from the Investor stating the Investor’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available if at the time the Investor is in material breach of any representation, warranty, covenant or other agreement contained herein;

(e) by the Company, if there has been a breach by the Investor of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Investor, which breach (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied and (B) cannot be cured by the Investor by the Termination Date or, if capable of being cured, shall not have been cured within 30 days following receipt of such written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available if at the time the Company is in material breach of any representation, warranty, covenant or other agreement contained herein.

7.2 Effect of Termination; Adverse Recommendation Change. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Investor or the Company, their respective officers, directors, shareholders or Affiliates; provided that (i) the provisions of this Section 7.2 (Effect of Termination) and Section 8 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall be deemed to release any such party from any liability for fraud, intentional misrepresentation or willful misconduct, or for a willful, international and material breach occurring prior to the termination of this Agreement, which shall survive any such termination, or impair the right of a party to obtain any injunction to prevent breaches of this Agreement. In the event of (a) (x) a breach or a Deemed Breach of Section 5.3 or the first sentence of Section 5.4(e) (which, in the case of Section 5.4(e), remains uncured for 10 days after the Investor gives notice to the Company of such breach), or (y) an Adverse Recommendation Change (including an Adverse Recommendation Change attributable to the Company by virtue of an act taken by one or more persons authorized to act on the Company’s behalf and a Deemed ARC) and (b) following either (x) or (y), the Investor terminates, cancels or otherwise withdraws (or elects not to launch pursuant to the proviso of Section 5.4(a)) the Tender Offer, then the Company shall promptly (and in any event within three (3) Business Days of such termination, cancellation or withdrawal) pay the Investor or its designee an amount equal to the reasonable, documented, third party costs and expenses paid by (or on behalf of) the Investor to the Investor’s Representatives for the purposes of, in preparation for, or in connection with the negotiation, execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby and the Tender Offer, including exploratory work carried out in contemplation of or in connection with this Agreement or the transactions contemplated hereby and legal, financial and commercial due diligence, the negotiations and preparation of definitive agreements, including fees and expenses of the Investor’s counsels and accountants, by wire transfer of immediately available funds as reimbursement of Investor’s costs and expenses in connection with this Agreement; provided that the gross amount payable by the Company to the Investor pursuant the foregoing sentence shall not exceed $2,000,000.

8. Miscellaneous.

8.1 Survival; Severability. Save in the event of fraud, the representations, warranties, covenants and indemnities made by the parties herein and in the other Transaction Documents shall survive the Closing through the date which is 12 months from the date of the Closing, provided that the representations and warranties contained in Section 3.14 (Taxes) shall survive until 90 days after the expiration of the statute of limitations applicable to the underlying Tax. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties.

8.2 Reimbursement of Investors’ Expenses. Within 3 Business Days following the Closing, the Company shall reimburse the Investor for all costs and expenses incurred by the Investor in connection with the negotiation, execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby, including in connection with the due diligence processes, the negotiations and preparation of definitive agreements, including fees and expenses of the Investor’s counsels and accountants, not to exceed an aggregate amount of $300,000, plus VAT, if applicable.

8.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Investor may freely transfer and assign all of its rights and obligations under this Agreement to any Affiliate thereof.

8.4 Extension; Waiver. At any time prior to the Closing, the Investor or the Company, as the case may be, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party

8.5 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Company and the Investor Parties or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement. The Investor Parties, are third party beneficiaries of this Agreement.

8.6 Injunctive Relief. The parties hereto acknowledge and agree that a breach by either of their obligations hereunder will cause irreparable harm the other party and that the remedy or remedies at law for any such breach will be inadequate and agrees, in the event of any such breach, in addition to all other available remedies, the non-breaching party shall be entitled to seek an injunction restraining any breach and requiring immediate and specific performance of such obligations.

8.7 Governing Law; Jurisdiction. This Agreement and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by and construed under the laws of the State of Israel applicable to contracts made and to be performed entirely within the State of Israel. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts located in Tel Aviv, Israel for the adjudication of any dispute, claim, controversy or cause of action arising out of or relating to this Agreement or any of the transactions contemplated hereby, whether sounding in contract, tort or statute, and hereby irrevocably waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

8.9 Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.10 Notices. Any notice, demand or request required or permitted to be given by the Company or the Investor pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally, by electronic mail with return receipt or by verifiable facsimile transmission (provided, that in the case of electronic mail and facsimile, a copy shall be delivered promptly by means other than electronic mail and facsimile), unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

Cyren Ltd.

1 Sapir Rd. 5th Floor, Beit Ampa

Herzliya, 46140

Attention: Eric Spindel

Email: eric.spindel@cyren.com

Fax: +972 (9) 863-6826

with copies

(which shall not constitute notice) to:

Yigal Arnon & Co.

1 Azrieli Center, Round Tower, 132 Menachem Begin

Tel Aviv-Yafo 6702101

Attention: David Schapiro

Email: davids@arnon.co.il

Fax: +972 (3) 608-7714

Greenberg Traurig, LLP

One Azrieli Center, Round Tower, 132 Menachem Begin

Tel Aviv-Yafo, 6701101

Attention: Joey Shabot and Ephraim Schmeidler

Email:	shabotj@gtlaw.com
schmeidlere@gtlaw.com

Fax: +972 (3) 636-6010

If to the Investor:

WP XII Investments B.V.

Atrium Strawinskylaan 3051

1077 ZX Amsterdam

The Netherlands

Attention: Guido Nieuwenhuizen

Email: guido.nieuwenhuizen@warburgpincus.com

Fax: +31 (20) 301 2202

with copies (which shall not constitute notice) to:

Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

Attention: Cary Davis and Brian Chang

Email: Davis, Cary cary.davis@warburgpincus.com; brian.chang@warburgpincus.com

Fax: 212.716.8633

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Dvir Oren

Email: dvir.oren@kirkland.com

Fax: +1 (212) 446-4900

and

Meitar Liquornik Geva Leshem Tal, Law Offices

16 Abba Hillel Rd.

Ramat Gan 5250608

ISRAEL

Attention: Asaf Harel

Email: aharel@meitar.com

Fax: +972 (3) 610-3656

8.11 Entire Agreement; Amendments. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Investor, and no provision hereof may be waived other than by a written instrument signed by the party against whom enforcement of any such waiver is sought. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

CYREN LTD.

By: /s/	Lior Samuelson

Name: Mr. Lior Samuelson
Title: Chief Executive Officer

WP XII INVESTMENTS BV

By: /s/	G.F.X.M Nieuwenhuizen

Name: G.F.X.M Nieuwenhuizen
Title: Managing Director A

By: /s/	Tara O’Neill

Name: Tara O’Neill
Title: Managing Director A

[Signature Page to the Securities Purchase Agreement]